Exhibit 10.1

BT HOLDCO LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of June 30, 2023

THE UNITS ISSUED PURSUANT TO THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THIS AGREEMENT.

CERTAIN UNITS MAY ALSO BE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT OR IN A SEPARATE AGREEMENT WITH THE INITIAL HOLDER OF SUCH UNITS. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER OF SUCH UNITS UPON WRITTEN REQUEST TO THE COMPANY AND WITHOUT CHARGE.

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BT HOLDCO LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of BT HoldCo LLC, a Delaware limited liability company (the “Company”), is entered into as of June 30, 2023 (the “Execution Date”), by and among the Company, Bitcoin Depot Inc., a Delaware corporation (“PubCo”), and BT Assets, Inc., a Delaware corporation (“BT Assets”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in Article 4.1.

WHEREAS, the Certificate was filed with the Office of the Secretary of State of Delaware on March 17, 2023;

WHEREAS, the Limited Liability Agreement of the Company, was entered into as of May 2, 2023 (the “Prior Agreement”);

WHEREAS, reference is made to the Transaction Agreement, dated as of August 24, 2022 (as amended, restated, supplemented or otherwise modified from time to time,, the “Transaction Agreement”), by and among GSR II Meteora Sponsor LLC (“Sponsor”), BT Assets, Lux Vending, LLC, a Georgia limited liability company (“BT OpCo”), and PubCo, pursuant to which, among other things, (i) prior to the remaining transactions described in this paragraph, the Company shall recapitalize all of its issued and outstanding membership interests into five classes of Equity Securities, the Common Units, the Founder Preferred Units, the Class 1 Earnout Units, the Class 2 Earnout Units, and the Class 3 Earnout Units, with the number of outstanding Common Units, Founder Preferred Units, and Earnout Units, respectively, being determined in accordance with Section 2.9 of the Transaction Agreement, (ii) PubCo will be admitted as a Member of the Company and will contribute funds to the Company in exchange for newly issued Common Units, Warrants and Earnout Units in the Company, (iii) PubCo will purchase Common Units from BT Assets for cash, (iv) PubCo will issue Class V Common Stock to BT Assets and (v) PubCo, the Company and BT Assets will enter into a Tax Receivable Agreement (as defined below), pursuant to which PubCo will be obligated to make payments to certain parties related to certain tax benefits realized or deemed realized (clauses (i) through (iv), collectively, the “Transactions”);

WHEREAS, in connection with the Transactions, the Subscribers (as defined in the PIPE Agreement (as defined below)) are entering into that certain PIPE Agreement, dated as of June 23, 2023 (as may be amended from time to time, the “PIPE Agreement”), by and among the Subscribers, BT OpCo, and Sponsor, pursuant to which the Subscribers are committing to purchase shares of Class A Common Stock and Series A Preferred Stock (the “PIPE Transactions”);

WHEREAS, in connection with the PIPE Transactions, the Company will issue a number of Series A Preferred Units to PubCo, such that immediately after completion of the Transactions and the PIPE Transactions, the total number of Series A Preferred Units held by PubCo in the Company will equal the total number of Series A Preferred Stock outstanding at PubCo (the “Series A Preferred Issuance”);

WHEREAS, the parties to this Agreement desire to amend and restate the Prior Agreement as set forth in this Agreement to give effect to the Transactions and the Series A Preferred Issuance, reflect the admission of PubCo as a Member of the Company and appoint a manager to manage the business, property and affairs of the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Members, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined in this Agreement shall have the following meaning:

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 3.15 in connection with issuance of Units to such Person in compliance with the terms of this Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be (i) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to Minimum Gain).

“Affiliate” of any Person means any other Person controlled by, controlling or under common control with such Person, and in the case of any Unitholder that is a partnership, limited liability company, corporation or similar entity, any partner, member or stockholder of such Unitholder. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be deemed to be Affiliates of any Unitholder for purposes of this Agreement. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Agreement” means this Amended and Restated Limited Liability Company Agreement.

“Assumed Tax Liability” means, with respect to any Unitholder for any Fiscal Quarter (or portion of any Fiscal Quarter) commencing after the Execution Date, an amount, which in the good faith estimation of the Manager, is equal to the excess (if any) of: (i) the product of (a) the estimated or actual amount of taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Unitholder in respect of such Fiscal Quarter and all prior Fiscal Quarters (or portions of such prior Fiscal Quarters) commencing after the Execution Date, reduced by any prior taxable losses of the Company allocated to such Unitholder for such Fiscal Quarter and all prior Fiscal Quarters (or portions of such prior Fiscal Quarters) commencing after the Execution Date to the extent such prior losses are available to reduce such income or gain, multiplied by (b) the Assumed Tax Rate; minus (ii) the cumulative Tax Distributions made to such Unitholder after the Execution Date pursuant to Section 4.1; provided that, in the case of PubCo, such Assumed Tax Liability shall in no event be less than an amount that will enable PubCo to meet both its tax obligations and its obligations pursuant to the Tax Receivable Agreement for the relevant Taxable Year; provided further that, in the case of each Unitholder, and for the avoidance of doubt, such Assumed Tax Liability shall take into account any Code Section 704(c) allocations (including “reverse” 704(c) allocations) to the Unitholder.

“Assumed Tax Rate” means the combined maximum U.S. federal, state, and local income tax rate applicable to a taxable individual or corporation in any jurisdiction in the United States (whichever is higher), including pursuant to Section 1411 of the Code, in each case, taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Fiscal Quarter (taking into account the character of the income and the deductibility of state and local income taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code), and excluding any reductions in rates attributable to Section 199A of the Code). The Assumed Tax Rate shall be the same for all Unitholders, regardless of the actual combined income tax rate of the Unitholder or its direct or indirect owners and the Manager may adjust the Assumed Tax Rate as the Manager reasonably determines is necessary to take into account the effect of any changes in applicable tax law.

“Base Rate” means, as of any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Book Value” means, with respect to any of the Company property, the Company’s adjusted basis for U.S. federal income Tax purposes, adjusted from time to time to reflect the adjustments required or permitted (in the case of permitted adjustments, to the extent the Company makes such permitted adjustments) by Treasury Regulation Sections 1.704-1(b)(2)(iv)(d)-(g).

“BT Assets” has the meaning set forth in the Preamble.

“BT HoldCo Preferred Units” has the meaning set forth in the Transaction Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York, New York or Atlanta, Georgia are authorized by law to be closed.

“Capital Account” means the capital account maintained for a Unitholder pursuant to Section 3.15 and the other applicable provisions of this Agreement.

“Capital Contributions” means any cash, cash equivalents, promissory obligations or the Fair Market Value of other property (net of any applicable liabilities) which a Unitholder contributes or is deemed by the Manager to have contributed to the Company with respect to any Unit pursuant to Section 3.1 or Section 3.10.

“Cash Payment” means, an amount in cash equal to the product of (x) the Redeemed Unit Amount, (y) the then-applicable Exchange Rate, and (z) (i) solely in connection with a Change of Control Redemption, the Common Stock Value, and (ii) with respect to any Redemption that is not a Change of Control Redemption, the price to the public or the private sale price, as applicable, of the Class A Common Stock in the substantially concurrent public offering or private sale, as applicable.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware, as the same may be amended from time to time.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding BT Assets or any other “person” or “group” who, as of the Execution Date, is the beneficial owner of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities)) becomes the beneficial owner of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities;

(b) (A) the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets, other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale or other disposition; or

(c) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of PubCo immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent of such Subsidiary, or (B) all of the Persons who were the respective beneficial owners of the voting securities of PubCo immediately prior to such merger or consolidation do not beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class E Common Stock, Class M Common Stock, Class O Common Stock and Class V Common Stock of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Change of Control Redemption” has the meaning set forth in Section 9.1(b)(i).

“Change of Control Redemption Date” has the meaning set forth in Section 9.1(b)(iii).

“Class 1 Earnout Unit” means a unit having the rights and obligations specified with respect to a Class 1 Earnout Unit in this Agreement.

“Class 2 Earnout Unit” means a unit having the rights and obligations specified with respect to a Class 2 Earnout Unit in this Agreement.

“Class 3 Earnout Unit” means a unit having the rights and obligations specified with respect to a Class 3 Earnout Unit in this Agreement.

“Class A Common Stock” means the class A common stock, par value $0.0001 per share, of PubCo.

“Class B Common Stock” means the class B common stock, par value $0.0001 per share, of PubCo.

“Class E Common Stock” means the class E-1 common stock, class E-2 common stock and class E-3 common stock, par value $0.0001 per share, of PubCo.

“Class M Common Stock” means the class M common stock, par value $0.0001 per share, of PubCo.

“Class O Common Stock” means the class O common stock, par value $0.0001 per share, of PubCo.

“Class V Common Stock” means the class V common stock, par value $0.0001 per share, of PubCo.

“Code” means the United States Internal Revenue Code of 1986.

“Common Stock Value” means, with respect to any Change of Control Redemption, the greater of (x) the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the three consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the related Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock and (y) the price per share of Class A Common Stock offered by the Person or group that is the acquirer in the applicable Change of Control transaction. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Common Stock Value shall be determined in good faith by a majority of the directors of PubCo that do not have an interest in the Redeemable Units subject to Redemption (or the corresponding shares of Class O Common Stock or Class V Common Stock).

“Common Unit” means a unit having the rights and obligations specified with respect to a Common Unit in this Agreement.

“Company” has the meaning set forth in the Preamble.

“Contribution Notice” has the meaning set forth in Section 9.1(a)(iv).

“Converted Founder Units” has the meaning set forth in Section 3.15.

“Converted Series A Units” has the meaning set forth in Section 3.16.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Direct Exchange” has the meaning set forth in Section 9.1(f).

“Discount” has the meaning set forth in Section 6.7.

“Distribution” means each distribution made by the Company to a Unitholder, with respect to such Person’s Units, whether in cash, property or securities and whether by liquidating distribution, redemption, repurchase or otherwise. Notwithstanding anything in the foregoing, none of the following shall be deemed to be a Distribution under this Agreement: (i) any recapitalization, exchange or conversion of securities of the Company, and any subdivision (by unit split or otherwise) or any combination (by reverse unit split or otherwise) of any outstanding Units; and (ii) any repurchase of Units pursuant to any right of first refusal or similar repurchase right in favor of the Company.

“Earnout Units” means the Class 1 Earnout Units, the Class 2 Earnout Units and the Class 3 Earnout Units.

“Equity Agreement” has the meaning set forth in Section 3.2(a).

“Equity Securities” means (i) any Units, capital stock, partnership, membership or limited liability company interests or other equity interests (including other classes, groups or series of equity interests having such relative rights, powers or obligations as may from time to time be established by the Manager, including rights, powers or duties different from, senior to or more favorable than existing classes, groups and series of Units, capital stock, partnership, membership or limited liability company interests or other equity interests, and including any profits interests), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units, capital stock, partnership interests, membership or limited liability company interests or other equity interests, and (iii) warrants, options or other rights to purchase or otherwise acquire Units, capital stock, partnership interests, membership or limited liability company interests or other equity interests. Unless the context otherwise indicates, the term “Equity Securities” refers to Equity Securities of the Company.

“Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Election Notice” has the meaning set forth in Section 9.1(f).

“Exchange Rate” means the number of shares of Class M Common Stock or Class A Common Stock for which one Common Unit may be redeemed pursuant to a Redemption. The Exchange Rate will also be used to determine the number of shares of Class V Common Stock or Class O Common Stock that a Member must surrender upon a Redemption or Direct Exchange. On the Execution Date, the Exchange Rate shall be 1.00, subject to adjustment pursuant to Section 9.2.

“Fair Market Value” means, as of any date of determination, (i) with respect to a Unit, such Unit’s Pro Rata Share as of such date, (ii) with respect to a share of Class A Common Stock, the Common Stock Value as of such date, and (iii) with respect to any other non-cash assets, the fair market value for such property as between a willing buyer under no compulsion to buy and a willing seller under no compulsion to sell in an arm’s-length transaction occurring on such date, taking into account all relevant factors determinative of value (including in the case of securities, any restrictions on transfer applicable to such securities or, if such securities are traded on a securities exchange or automated or electronic quotation system, the quoted price for such securities as of the date of determination), as reasonably determined in good faith by the Manager.

“First Redemption Time” means the expiration or earlier waiver of any lockup agreement in connection with the Transactions, including the Registration Rights Agreement.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Manager and which is permitted or required by Code Section 706.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Manager or as required by the Code.

“Fiscal Year” means the 12-month period ending on December 31, or such other annual accounting period as may be established by the Manager or as may be required by the Code.

“Founder Conversion” has the meaning set forth in Section 3.15.

“Founder Preferred Unit” means a unit having the rights and obligations specified with respect to a Founder Preferred Unit in this Agreement.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision of the United States of America, any other nation or any state, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“HSR Act” has the meaning set forth in Section 11.7.

“Indemnitee” has the meaning set forth in Section 6.2.

“Investment Company Act” means the Investment Company Act of 1940.

“Liens” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements, or other restrictions on title or transfer of any nature whatsoever.

“Liquidation Assets” has the meaning set forth in Section 3.10.

“Liquidation FMV” has the meaning set forth in Section 3.10.

“Liquidation Statement” has the meaning set forth in Section 3.10.

“Losses” means items of the Company loss and deduction determined according to Section 3.15.

“Manager” has the meaning set forth in Section 5.1(a).

“Member” means each Person listed on the Unit Ownership Ledger and any Person admitted to the Company as a Substituted Member or Additional Member in accordance with the terms and conditions of this Agreement, each in its capacity as a member of the Company; but in each case only for so long as such Person is shown on the Unit Ownership Ledger as the owner of one or more Units.

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

“Obligations” has the meaning set forth in Section 6.2.

“Participating Units” means the Common Units and the Preferred Units.

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241 together with any guidance issued under such sections of the Code or successor provisions and any similar provision of state or local Tax laws.

“Permitted Transferee” means, with respect to any Person, (i) any of such Person’s Affiliates and (ii) any direct or indirect partner, member, stockholder or other equityholder of such Person.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“PIPE Agreement” has the meaning set forth in the Recitals.

“PIPE Transactions” has the meaning set forth in the Recitals.

“PR” has the meaning set forth in Section 7.4(a).

“Preferred Unit” means a Founder Preferred Unit or a Series A Preferred Unit.

“Preferred Unit Peg Amount” with respect to any issued and outstanding Founder Preferred Unit means $10.00.

“Prior Agreement” has the meaning set forth in the Recitals.

“Pro Rata Share” means with respect to each Unitholder, the proportionate amount such Unitholder would receive if an amount equal to the Total Equity Value were distributed to all Unitholders in accordance with Section 4.1(b), as determined in good faith by the Manager.

“Profits” means items of the Company income and gain determined according to Section 3.15.

“PubCo” has the meaning set forth in the Preamble.

“Recapitalization” has the meaning set forth in Section 3.1(a).

“Redeemable Unit” means a Common Unit (other than any Earnout Unit) held by a Member (other than PubCo and its Subsidiaries). For the avoidance of doubt, Preferred Units are not Redeemable Units.

“Redemption” has the meaning set forth in Section 9.1(a)(i).

“Redemption Date” has the meaning set forth in Section 9.1(a)(iii).

“Redemption Notice” has the meaning set forth in Section 9.1(a)(iii).

“Redeemed Unit Amount” means, with respect to a Redemption, the number of Common Units set forth in the applicable Redemption Notice.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of June 30, 2023, by and among PubCo and certain other parties to such agreement.

“Regulatory Allocations” has the meaning set forth in Section 4.3(e).

“Retraction Notice” has the meaning set forth in Section 9.1(a)(vi).

“Securities Act” means the Securities Act of 1933.

“Series A Conversion” has the meaning set forth in Section 3.16.

“Series A Preferred Issuance” has the meaning set forth in the Recitals.

“Series A Preferred Stock” means the series A preferred stock, par value $0.0001 per share, of PubCo.

“Series A Preferred Unit” means a unit having the rights and obligations specified with respect to a Series A Preferred Unit in this Agreement.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated August 24, 2022, by and among Sponsor, BT Assets, and GSR II Meteora Acquisition Corp., as the same may be amended from time to time.

“Subscriber” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such corporation is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination of the foregoing, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests of such entity is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination of the foregoing. For purposes of this Agreement and without limitation, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity. For purposes of this Agreement, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 3.15 in connection with the Transfer of Units to such Person permitted under the terms of this Agreement.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated by this Agreement, including any Redemption or Direct Exchange.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Distribution” has the meaning set forth in Section 4.1(a)(i).

“Tax Distribution Conditions” has the meaning set forth in Section 4.1(a)(i).

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of June 30, 2023, by and among PubCo, the Company and BT Assets, as the same may be amended, restated or replaced from time to time.

“Taxable Year” means the Company’s accounting period for U.S. federal income Tax purposes determined pursuant to Section 7.3.

“Total Equity Value” means, as of any date of determination, the aggregate proceeds which would be received by the Unitholders if: (i) the assets of the Company were sold at their fair market value to an independent third-party on arm’s-length terms, with neither the seller nor the buyer being under compulsion to buy or sell such assets; (ii) the Company satisfied and paid in full all of its obligations and liabilities (including all Taxes, costs and expenses incurred in connection with such transaction and any amounts reserved by the Manager with respect to any contingent or other liabilities); and (iii) such net sale proceeds were then distributed in accordance with Section 4.1, all as determined by the Manager in good faith based upon the Common Stock Value as of such date.

“Trading Day” means a day on which the principal U.S. securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Sponsor Support Agreement and the Tax Receivable Agreement.

“Transactions” has the meaning set forth in the Recitals.

“Transfer” has the meaning set forth in Section 8.1.

“Treasury Regulations” means the income Tax regulations promulgated under the Code and effective as of the Execution Date. Such term, if elected by the Manager, shall be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary).

“Unit” means a limited liability company interest in the Company of a Member or representing a fractional part of the interests in Profits, Losses and Distributions of the Company held by all Members, including Common Units, Preferred Units and Earnout Units.

“Unit Ownership Ledger” has the meaning set forth in Section 3.1(b).

“Unitholder” means any owner of one or more Units as reflected on the Company’s books and records.

“Unpaid Preferred Unit Peg Amount” with respect to any issued and outstanding Founder Preferred Unit means (a) the Preferred Unit Peg Amount of such Founder Preferred Unit minus (b) the aggregate amount of Distributions made in respect of such Founder Preferred Unit pursuant to Section 4.1(b)(i) (excluding, for the avoidance of doubt, any Tax Distributions).

“Upstairs Class A Warrants” has the meaning set forth in Section 3.13(b).

“Vesting Event” has the meaning set forth in Section 3.14(a).

“Warrant Agreements” has the meaning set forth in Section 3.13(a).

“Warrants” has the meaning set forth in Section 3.13(a).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1 Formation of LLC; Continuation. The Company was formed in the State of Delaware on March 17, 2023, pursuant to the provisions of the Delaware Act. Each Person listed on the Unit Ownership Ledger as a member of the Company on the Execution Date is admitted as (or shall continue as) a member of the Company.

Section 2.2 Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of amending and restating the Prior Agreement and establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members agree that until the Company is terminated in accordance with Section 11.4, the rights, powers and obligations of the Unitholders with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. Notwithstanding the foregoing and anything else to the contrary, Section 18-210 of the Delaware Act (entitled “No Statutory Appraisal Rights”) shall not apply to or be incorporated into this Agreement and each Unitholder expressly waives any and all rights under such Section of the Delaware Act and, to the fullest extent permitted by law, Section 18-305(a) of the Delaware Act (entitled “Access to and Confidentiality of Information; Records”) shall not apply to or be incorporated into this Agreement and each Member expressly waives any and all rights under such Section of the Delaware Act. For the avoidance of doubt, the foregoing waiver of any and all rights by each Member under Section 18-305(a) of the Delaware Act is a restriction of the Members’ rights to obtain information, approved and adopted by all of the Members, as permitted under Section 18-305(g) of the Delaware Act.

Section 2.3 Name. The name of the Company shall be “BT HoldCo LLC”. The Manager may change the name of the Company at any time and from time to time. Notification of any such name change shall be given to all Unitholders. The Company’s business may be conducted under its name or any other name or names deemed advisable by the Manager.

Section 2.4 Purpose. The purpose and business of the Company shall be to manage and direct the business operations and affairs of the Company and its Subsidiaries and to engage in any other lawful acts or activities for which limited liability companies may be formed under the Delaware Act.

Section 2.5 Principal Office; Registered Office. The principal office of the Company shall be located at such place inside or outside the state of Delaware as the Manager may from time to time designate, and, to the fullest extent permitted by law, all business and activities of the Company shall be deemed to have occurred at its principal office. The Company may maintain offices at such other place or places as the Manager deems advisable. The address of the registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by applicable law, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the registered agent named in the Certificate or such Person or Persons as the Manager may designate from time to time in the manner provided by applicable law.

Section 2.6 Term. The term of the Company commenced upon the filing of the Certificate with the office of the Secretary of State of the State of Delaware in accordance with the Delaware Act and shall continue in existence until the Company shall be dissolved in accordance with the provisions of Article XI. The existence of the Company as a separate entity shall continue until the cancellation of the Certificate in accordance with Section 11.4.

Section 2.7 No State-Law Partnership. The Unitholders intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Unitholder be a partner or joint venturer of any other Unitholder by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.7, and neither this Agreement nor any other document entered into by the Company or any Unitholder relating to the subject matter of this Agreement shall be construed to suggest otherwise. The Unitholders intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income Tax purposes, and that each Unitholder and the Company shall file all Tax returns and shall otherwise take all Tax and financial reporting positions in a manner consistent with such treatment.

Section 2.8 Ratification and Specific Authorization of Transactions. Pursuant to the Transaction Agreement, the Company has undertaken, or has caused its Subsidiaries (as applicable) to undertake, or will undertake the Transactions. In connection therewith, (i) all actions taken to date, and any and all things done, by the Company, and by the Manager or any officer, employee or agent of the Company on behalf of the Company or its Subsidiaries, in furtherance of and consistent with the Transactions (including the execution and delivery of the Transaction Agreement and the recapitalization of the Company’s equity interests into Common Units and Founder Preferred Units), are in all respects confirmed to be authorized, approved and ratified and, to the extent not yet undertaken, and (ii) the Company, and the Manager or any officer, employee or agent of the Company on behalf of the Company or its Subsidiaries, is authorized to, or cause the Company’s Subsidiaries to, enter into and perform the Warrant Agreement, the Tax Receivable Agreement and any documents contemplated or related to such agreements and any amendments to such agreements, in each case, without any further act, vote or approval of any Person, including any Member or any Unitholder, notwithstanding any other provision of this Agreement.

ARTICLE III

UNITS, CAPITAL CONTRIBUTIONS AND ACCOUNTS

Section 3.1 Units; Capitalization.

(a) Units; Capitalization. The Company shall have the authority to issue (i) an unlimited number of Common Units, (ii) a number of Founder Preferred Units equal to the BT HoldCo Preferred Unit Number (as defined in the Transaction Agreement) determined in accordance with Section 2.9(b) of the Transaction Agreement, (iii) a number of Series A Preferred Units equal to the number of shares of Series A Preferred Stock issued to Subscribers in accordance with the PIPE Agreement and (iv) (x) 5,526,666 Class 1 Earnout Units, (y) 5,526,666 Class 2 Earnout Units and (z) 5,526,666 Class 3 Earnout Units. Subject to the terms and conditions of the Transaction Agreement, (x) the Company shall first consummate the recapitalization of its issued and outstanding membership interests into the number of Common Units and Founder Preferred Units, respectively, determined in accordance with Section 2.9 of the Transaction Agreement (the “Recapitalization”), and (y) following the Recapitalization, the Company will issue Common Units, Series A Preferred Units and Warrants to PubCo in exchange for a cash contribution to the Company, such that immediately after completion of the Transactions and the PIPE Transactions and the issuance of Common Units, Series A Preferred Units and Warrants by the Company, the total number of Common Units held by PubCo will equal the total number of outstanding shares of Class A Common Stock, the total number of Series A Preferred Units held by PubCo will equal the total number of outstanding shares of Series A Preferred Stock and the total number of Common Units into which Warrants held by PubCo are exercisable will be equal to the total number of shares of Class A Common Stock for which outstanding warrants issued by PubCo are exercisable. The ownership by a Member of Participating Units shall entitle such Member to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article IV. For the avoidance of doubt, PubCo shall make cash contributions to the Company in respect of the Class A Common Stock and Series A Preferred Stock to be issued to the Subscribers at such times and in such amounts as are determined pursuant to the PIPE Agreement.

(b) Unit Ownership Ledger; Capital Contributions. The Manager shall create and maintain a ledger (the “Unit Ownership Ledger”) setting forth the name and address of each Unitholder and holder of Warrants, the number of each class of Units and Warrants held of record by each such Unitholder and holder of Warrants, and the amount of the Capital Contribution made (or deemed to have been made) with respect to each class of Units and the date of such Capital Contribution. Upon any change in the number or ownership of outstanding Units or Warrants (whether upon an issuance of Units or Warrants, a Transfer of Units or Warrants, a cancellation of Units or Warrants or otherwise), the Manager shall amend and update the Unit Ownership Ledger. Absent manifest error, the ownership interests recorded on the Unit Ownership Ledger shall be conclusive record of the Units and Warrants that have been issued and are outstanding. Each Unitholder named in the Unit Ownership Ledger has made (or shall be deemed to have made) Capital Contributions to the Company as set forth in the Unit Ownership Ledger in exchange for the Units specified in the Unit Ownership Ledger. Any reference in this Agreement to the Unit Ownership Ledger shall be deemed a reference to the Unit Ownership Ledger as amended and in effect from time to time.

(c) Certificates; Legends. Units shall be issued in uncertificated form. However, at the request of any Member, the Manager may cause the Company to issue one or more certificates to any such Member holding Units representing in the aggregate the Units held by such Member. If any certificate representing Units is issued, then such certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES UNITS REPRESENTING A LIMITED LIABILITY COMPANY INTEREST IN BT HOLDCO LLC. THE LIMITED LIABILITY COMPANY INTEREST IN BT HOLDCO LLC REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE LIMITED LIABILITY COMPANY INTEREST IN BT HOLDCO LLC REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF BT HOLDCO LLC, DATED AS OF JUNE 30, 2023, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH SHALL BE FURNISHED BY THE COMPANY TO THE RECORD HOLDER OF SUCH UNITS UPON WRITTEN REQUEST AND WITHOUT CHARGE.

(d) BT Assets Units. Notwithstanding any other provision of this Agreement, all Units held by BT Assets, including the Common Units that were issued and outstanding and held by BT Assets prior to the Execution Date, the Common Units issued in connection with the Transactions and the Founder Preferred Units will be nonvoting Units. Except as set forth in the immediately preceding sentence, the Common Units and Founder Preferred Units that were issued and outstanding and held by the Members prior to the Execution Date shall remain unchanged.

(e) Series A Preferred Units. Notwithstanding any other provision of this Agreement, the Series A Preferred Units will be nonvoting Units.

Section 3.2 Authorization and Issuance of Additional Units.

(a) At PubCo’s sole direction (without the consent or approval of any other Member or Unitholder or any other Person), the Manager shall cause the Company to issue or create and issue at any time after the Execution Date, additional Units or other Equity Securities of the Company (including creating classes or series of Units or other Equity Securities having such powers, designations, preferences and rights, which in each case may be senior to existing Units or other Equity Securities of the Company or classes or series). Notwithstanding any other provision of this Agreement, including Section 12.2, the Manager shall make such amendments to this Agreement to provide for such powers, designations, preferences and rights as the Manager deems necessary or appropriate to give effect to such additional authorization or issuance in accordance with the foregoing provision. In connection with any issuance of Units (whether on or after the Execution Date), the Person who acquires such Units shall execute a counterpart to this Agreement accepting and agreeing to be bound by all terms and conditions of this Agreement, and shall enter into such other documents, instruments and agreements to effect such purchase as are required by the Manager (including such documents, instruments and agreements entered into on or prior to the Execution Date by the Members, each, an “Equity Agreement”).

(b) At any time PubCo issues one or more shares of Class A Common Stock (other than an issuance of the type covered by Section 3.2(c) or an issuance to a holder of Redeemable Units pursuant Article IX), PubCo shall contribute to the Company all of the net proceeds (if any) received by PubCo with respect to such share or shares of Class A Common Stock. Upon the contribution by PubCo to the Company of all of such net proceeds so received by PubCo, the Manager shall cause the Company to issue to PubCo a number of Common Units equal to the number of such shares of Class A Common Stock issued. Notwithstanding the foregoing, if PubCo issues any shares of Class A Common Stock to purchase or fund the purchase of Common Units from a Member (other than a Subsidiary of PubCo), then the Company shall not issue any new Common Units registered in the name of PubCo in accordance with Section 9.1(a) and PubCo shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred by PubCo to such other Member as consideration for such purchase). Notwithstanding the foregoing, this Section 3.2(b) shall not apply to the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (it being understood that (i) upon exchange of Redeemable Units for Class A Common Stock pursuant to Article IX, such Class A Common Stock would be issued together with any such corresponding right and (ii) in the event such rights to purchase Equity Securities of PubCo are triggered, PubCo will ensure that the holders of Common Units that have not been exchanged prior to such time will be treated equitably vis-à-vis the holders of Class A Common Stock under such plan).

(c) At any time PubCo issues one or more shares of Class A Common Stock in connection with an equity incentive program, whether such share or shares are issued upon exercise (including cashless exercise) of an option, settlement of a restricted stock unit, as restricted stock or otherwise, the Manager shall cause the Company to issue a corresponding number of Common Units, registered in the name of PubCo (determined based upon the Exchange Rate then in effect). Notwithstanding the foregoing, PubCo shall be required to contribute all (but not less than all) of the net proceeds (if any) received by PubCo from or otherwise in connection with such issuance of one or more shares of Class A Common Stock, including the exercise price of any option exercised, to the Company. If any such shares of Class A Common Stock so issued by PubCo in connection with an equity incentive program are subject to vesting or forfeiture provisions, then the Common Units that are issued by the Company to PubCo in connection therewith in accordance with the preceding provisions of this Section 3.2(c) shall be subject to vesting or forfeiture on the same basis; if any of such shares of Class A Common Stock vest or are forfeited, then a corresponding number of the Common Units (determined based upon the Exchange Rate then in effect) issued by the Company in accordance with the preceding provisions of this Section 3.2(c) shall automatically vest or be forfeited. Any cash or property held by PubCo or the Company or on any of such Person’s behalf in respect of dividends paid on restricted shares of Class A Common Stock that fail to vest shall be returned to the Company upon the forfeiture of such restricted shares of Class A Common Stock.

(d) For purposes of this Section 3.2, “net proceeds” means gross proceeds to PubCo from the issuance of Class A Common Stock or other securities less all reasonable bona fide out-of-pocket fees and expenses of PubCo, the Company and their respective Subsidiaries actually incurred in connection with such issuance.

Section 3.3 Repurchase or Redemption of Class A Common Stock. If, at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by PubCo for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of such shares, to redeem a corresponding number of Common Units held by PubCo (determined based upon the

Exchange Rate then in effect), at an aggregate redemption price equal to the aggregate purchase or redemption price of the share or shares of Class A Common Stock being repurchased or redeemed by PubCo (plus any reasonable related expenses) and upon such other terms as are the same for the share or shares of Class A Common Stock being repurchased or redeemed by PubCo. Notwithstanding the foregoing, the provisions of this Section 3.3 shall not apply in the event that such repurchase or redemption of shares of Class A Common Stock is paired with a stock split or stock dividend such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such repurchase or redemption and subsequent stock split or stock dividend.

Section 3.4 Changes in Common Stock. In addition to any other adjustments required by any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of Class A Common Stock, Class B Common Stock, Class E Common Stock, Class M Common Stock, Class O Common Stock, Class V Common Stock, Series A Preferred Stock or other capital stock of PubCo, any such subdivision or combination shall be accompanied by an identical subdivision or combination, as applicable, of the Common Units or other Equity Securities, as applicable. In connection with a subdivision or combination of the Common Units or other Equity Securities pursuant to this Section 3.4, subject to Section 12.2, the Manager shall have the power, without the approval of any other Member or Unitholder or any other Person, to make such amendments to this Agreement to reflect such subdivision or combination, as applicable, of the Common Units or other Equity Securities.

Section 3.5 Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a separate Capital Account for each Unitholder according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Manager), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Company property. Without limiting the foregoing, each Unitholder’s Capital Account shall be adjusted, without duplication:

(i) by adding any additional Capital Contributions made by such Unitholder in consideration for the issuance of Units;

(ii) by deducting any amounts paid to such Unitholder in connection with the redemption or other repurchase by the Company of Units;

(iii) by adding any Profits allocated in favor of such Unitholder and subtracting any Losses allocated in favor of such Unitholder; and

(iv) by deducting any distributions paid in cash or other assets to such Unitholder by the Company.

(b) Computation of Income, Gain, Loss and Deduction Items. For purposes of computing the amount of any item of the Company income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income Tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose). However:

(i) the computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B), Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income Tax purposes;

(ii) if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e), (f) or (s), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii) items of income, gain, loss or deduction attributable to the disposition of the Company property having a Book Value that differs from its adjusted basis for Tax purposes shall be computed by reference to the Book Value of such property;

(iv) items of depreciation, amortization and other cost recovery deductions with respect to the Company property having a Book Value that differs from its adjusted basis for Tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(v) to the extent an adjustment to the adjusted Tax basis of any of the Company’s asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(vi) this Section 3.15 shall be applied in a manner consistent with the principles of Treasury Regulation Sections 1.704-1(b)(2)(iv)(d), (f)(1), (h)(2) and (s).

Section 3.6 Negative Capital Accounts; No Interest Regarding Positive Capital Accounts. No Unitholder shall be required to pay to any other Unitholder or the Company any deficit or negative balance which may exist from time to time in such Unitholder’s Capital Account (including upon and after dissolution of the Company). Except as otherwise expressly provided in this Agreement, no Unitholder shall be entitled to receive interest from the Company in respect of any positive balance in its Capital Account, and no Unitholder shall be liable to pay interest to the Company or any Unitholder in respect of any negative balance in its Capital Account.

Section 3.7 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.8 Loans From Unitholders. Loans by Unitholders to the Company shall not be considered Capital Contributions. If any Unitholder shall loan funds to the Company in excess of the amounts required under this Agreement to be contributed by such Unitholder to the capital of the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Unitholder. The amount of any such loans shall be a debt of the Company to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.9 Adjustments to Capital Accounts for Distributions In-Kind. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property (as of the date of such distribution) for purposes of Section 4.1 and such property shall be treated as if it were sold for an amount equal to its Fair Market Value and any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Section 4.2 through Section 4.4.

Section 3.10 Transfer of Capital Accounts. The original Capital Account established for each Substituted Member shall be in the same amount as the Capital Account of the Member (or portion of such amount) to which such Substituted Member succeeds at the time such Substituted Member is admitted to as a Member of the Company. The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of (a) the Transfer to it of all or part of the Units of another Member or (b) the repurchase or forfeiture of Units pursuant to any Equity Agreement shall be appropriately adjusted to reflect such Transfer, repurchase or forfeiture. Any reference in this Agreement to a Capital Contribution of or Distribution to a Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the Units of such former Member Transferred to such Member.

Section 3.11 Adjustments to Book Value. The Company shall adjust the Book Value of its assets to Fair Market Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as of the following times: (a) at the Manager’s discretion in connection with the issuance of Units in the Company in exchange for more than a de minimis Capital Contribution or for services performed on behalf of the Company; (b) at the Manager’s discretion in connection with the Distribution by the Company to a Member of more than a de minimis amount of the Company’s assets, including money; (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (d) upon the conversion of any Earnout Units into Common Units in connection with a Vesting Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); and (e) at such other times as the Manager determines necessary or appropriate to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2. Any such increase or decrease in Book Value of an asset shall be allocated as a Profit or Loss to the Capital Accounts of the Members under Section 12.2 (determined immediately prior to the event giving rise to the revaluation). If any Earnout Units are outstanding prior to the occurrence of a revaluation event described in this paragraph, the Company shall adjust the Book Values of its assets in accordance with principles similar to those set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).

Section 3.12 Compliance With Section 1.704-1(b). The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts are computed to comply with such Treasury Regulations, the Manager may make such modification, without the approval of any other Member or Unitholder or any other Person and notwithstanding anything in Section 12.2 to the contrary. The Manager also shall (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of the Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(g), and (b) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

Section 3.13 Warrants.

(a) On the Execution Date, in connection with the transactions contemplated by the Transaction Agreement, the Company has issued warrants to purchase Common Units (the “Warrants”) to PubCo as set forth on the Unit Ownership Ledger pursuant to warrant agreements (the “Warrant Agreements”) entered into between the Company and PubCo as of the Execution Date. Upon the valid exercise of a Warrant in accordance with the applicable Warrant Agreement, the Company shall issue to PubCo the number of Common Units, free and clear of all Liens (other than those arising under applicable securities laws and this Agreement), to be issued in connection with such exercise.

(b) If any holder of a warrant issued by PubCo to purchase shares of Class A Common Stock (the “Upstairs Class A Warrants”) exercises an Upstairs Class A Warrant, then PubCo agrees that it shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Class A Warrant shall equal the number of Common Units issued by the Company pursuant to the Warrant Agreement with PubCo, and the exercise price paid by PubCo shall be equal to the exercise price paid by the holder of the Upstairs Class A Warrant exercising such Upstairs Class A Warrant. PubCo agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Class A Warrant. In the event an Upstairs Class A Warrant is redeemed, the Company will redeem a Warrant with similar terms held by PubCo.

Section 3.14 Conversion or Forfeiture of Earnout Units.

(a) Earnout Vesting and Rights. The Earnout Units issued to BT Assets and PubCo shall be subject to conversion to Common Units (each, a “Vesting Event”) as follows:

(i) If at any time during the seven-year period following the Closing (as defined in the Transaction Agreement) (the “First Earnout Period”), the closing share price of the Class A Common Stock is greater than $12.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “First Milestone”), then each Class 1 Earnout Unit shall automatically and immediately be converted into one Common Unit after the occurrence of the First Milestone;

(ii) If at any time during the First Earnout Period, the closing share price of the Class A Common Stock is greater than $14.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “Second Milestone”), then each Class 2 Earnout Unit shall automatically and immediately be converted into one Common Unit after the occurrence of the Second Milestone; and

(iii) If at any time during the 10-year period following the Closing (as defined in the Transaction Agreement) (the “Second Earnout Period”, and together with the First Earnout Period, the “Earnout Period”), the closing share price of the Class A Common Stock is greater than $16.00 over any 10 Trading Days (which may be consecutive or not consecutive) within any 20 consecutive Trading Days (the “Third Milestone”), then each Class 3 Earnout Unit shall automatically and immediately be converted into one Common Unit after the occurrence of the Third Milestone.

(b) Earnout Forfeiture. Any Class 1 Earnout Units or Class 2 Earnout Units that are not converted to Common Units as set forth in Sections 3.14(a)(i)-(ii) above, shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the First Earnout Period. Any Class 3 Earnout Units that are unvested as of the end of the Second Earnout Period shall be forfeited upon the date of the expiration of the Second Earnout Period.

(c) Earnout Conversion and Class V Issuance. Upon the conversion of any Earnout Unit held by BT Assets to a Common Unit, PubCo will promptly (but in any event within five Business Days) issue an equal number of shares of Class V Common Stock to BT Assets.

(d) Earnout Conversion and Class A Issuance. Without duplication of any right under the Sponsor Support Agreement, upon the conversion of any Earnout Unit held by PubCo to a Common Unit, PubCo will promptly (but in any event within five Business Days) issue an equal number of shares of Class A Common Stock to Sponsor.

(e) Vesting Upon Change of Control. Notwithstanding the foregoing and subject to Section 3.14(b), upon a Change of Control during the Earnout Period, each Earnout Unit shall automatically be converted into one Common Unit immediately prior to the consummation of such Change of Control as follows:

(i) If the per share price of Class A Common Stock payable in connection with such Change of Control is less than $12.00, then each Earnout Unit held by BT Assets and PubCo shall be cancelled with no consideration or conversion into Common Unit and upon such cancellation each such Earnout Unit shall be of no further force and effect.

(ii) If the per share price of Class A Common Stock payable in connection with such Change of Control is at or higher than $12.00 and lower than $14.00, then each Class 1 Earnout Unit held by BT Assets and PubCo shall automatically and immediately be converted into one Common Unit and each Class 2 Earnout Unit and Class 3 Earnout Unit held by BT Assets and PubCo shall be cancelled with no consideration or conversion into Common Unit and upon such cancellation each such Class 2 Earnout Unit and Class 3 Earnout Unit shall be of no further force and effect.

(iii) If the per share price of Class A Common Stock payable in connection with such Change of Control is at or higher than $14.00 and lower than $16.00, then each Class 1 Earnout Unit and Class 2 Earnout Unit held by BT Assets and PubCo shall automatically and immediately be converted into one Common Unit and each Class 3 Earnout Unit held by BT Assets and PubCo shall be cancelled with no consideration or conversion into Common Unit and upon such cancellation each such Class 3 Earnout Unit shall be of no further force and effect.

(iv) If the per share price of Class A Common Stock payable in connection with such Change of Control is at or higher than $16.00, then each Class 1 Earnout Unit, Class 2 Earnout Unit, and Class 3 Earnout Unit held by BT Assets and PubCo shall automatically and immediately be converted into one Common Unit.

(f) For the avoidance of doubt, in the event of a Change of Control, including where the consideration payable is other than a specified price per share, for purposes of determining whether the Earnout Units convert to Common Units or are cancelled in accordance with this Section 3.14, the per share price of Class A Common Stock payable in connection with such Change of Control will be calculated on a basis that takes into account the number of Earnout Units that will convert in connection with the Change of Control. That is, the ultimate price per share payable to all Class A Common Stock will be the same price per share used to calculate the number of Earnout Units that convert into Class A Common Stock.

Section 3.15 Conversion of Founder Preferred Units. Notwithstanding anything to the contrary in this Agreement, each Founder Preferred Unit shall automatically be converted (a “Founder Conversion”) into one Common Unit (each, a “Converted Founder Unit”) upon the Unpaid Preferred Unit Peg Amount of such Founder Preferred Unit being reduced to $0.00. Any Founder Conversion shall occur automatically without any further action by the Company, the Manager, BT Assets or any other Person. Following any Founder Conversion, a holder of the resulting Converted Founder Unit will have the rights and obligations of a holder of a Common Unit with respect to such Converted Founder Unit, and, for the avoidance of doubt, the converted Founder Preferred Unit will cease to be issued or outstanding for all purposes hereunder.

Section 3.16 Conversion of Series A Preferred Units. Upon the conversion of any shares of Series A Preferred Stock held by a Subscriber into Class A Common Stock in accordance with the PIPE Agreement, then an equivalent number of PubCo’s Series A Preferred Units shall automatically be converted (a “Series A Conversion”) into Common Units on a one to one basis, such that the number of shares of Class A Common Stock issued in connection with such conversion of Series A Preferred Stock shall equal the number of Common Units (each, a “Converted Series A Unit”) issued by the Company to PubCo in connection with such Series A Conversion. The Series A Preferred Units are convertible into Common Units as set forth in the foregoing clause, only in connection with the corresponding conversion of Series A Preferred Stock into Class A Common Stock as set forth in the foregoing clause. Following any Series A Conversion, PubCo will have the rights and obligations of a holder of a Common Unit(s) with respect to such Converted Series A Unit(s), and, for the avoidance of doubt, the converted Series A Preferred Unit(s) will cease to be issued or outstanding for all purposes hereunder.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

Section 4.1 Distributions.

(a) Tax Distributions.

(i) Tax Distributions Generally. To the extent funds of the Company are legally available for distribution by the Company and such distribution would not be prohibited under any credit facility or any other agreement to which the Company or any of its Subsidiaries is a party, in each case, as determined by the Manager in its reasonable discretion and subject to Section 4.6 (the “Tax Distribution Conditions”), with respect to each Fiscal Quarter (or portion of each Fiscal Quarter), the Company shall distribute to each Unitholder, an amount of cash (each a “Tax Distribution”) equal to such Unitholder’s Assumed Tax Liability for such Fiscal Quarter (or portion of such Fiscal Quarter); provided that, Tax Distributions shall be adjusted as necessary so that all Tax Distributions shall be made pro rata in accordance with each Unitholder’s relative ownership of Participating Units in an amount such that the Unitholder with the highest Assumed Tax Liability receives an amount equal to such Unitholder’s Assumed Tax Liability. Such Tax Distributions shall be made on a quarterly basis at least five days prior to the date on which any estimated tax payments are due with respect to the relevant Fiscal Quarter to permit each Unitholder (or the beneficial owners of any Unitholder) to timely pay its estimated tax obligations for the applicable Fiscal Quarter (or portion of such Fiscal Quarter). The Manager shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to each Unitholder’s Tax Distributions (but in any event pro rata in proportion to each Unitholder’s respective number of Participating Units) to take into account increases or decreases in the number of Participating Units held by each Unitholder during the relevant period. The Manager shall be entitled to adjust subsequent Tax Distributions up or down to reflect any variation from its prior estimation of any Unitholder’s Assumed Tax Liability based on the receipt of subsequent information.

(ii) Impact of Failure to Satisfy Tax Distribution Conditions. In the event that due to the Tax Distribution Conditions the funds available for any Tax Distribution to be made under this Agreement are insufficient to pay the full amount of the Tax Distribution that would otherwise be required under Section 4.1(a)(i), the Company shall use its reasonable best efforts to distribute to the Unitholders the amount of funds that are available after application of the Tax Distribution Conditions on a pro rata basis (according to the amounts that would have been distributed to each Unitholder pursuant to Section 4.1(a)(i) if available funds (after application of the Tax Distribution Conditions) existed in a sufficient amount to make such Distribution in full). At any time thereafter when additional funds of the Company are available for Distribution after application of the Tax Distribution Conditions, the Company shall use its commercially reasonable efforts to distribute such funds to the Unitholders on a pro rata basis (according to the amounts that would have been distributed to each Unitholder pursuant to Section 4.1(a)(i) if available funds (after application of the Tax Distribution Conditions) had existed in a sufficient amount to make such Tax Distribution in full).

(iii) Additional Tax Distributions. In the event of any audit by, or similar event with, a taxing authority that affects the calculation of any Unitholder’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Partnership Tax Audit Rules for which no election is made pursuant to Code Section 6226 (or any similar provision of state or local law)), or in the event the Company files an amended tax return, each Unitholder’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest and penalties). Subject to the Tax Distribution Conditions, distributions shall be made pro rata on a per-Participating Unit basis in an amount such that each Unitholder receives an amount equal to any shortfall in the amount of Tax Distributions the Unitholders received for the relevant Taxable Years based on such recalculated Assumed Tax Liability, except, for the avoidance of doubt, to the extent Distributions were made to such Unitholders and former Unitholders pursuant to Section 4.1 (other than Section 4.1(b)(i)) in the relevant Taxable Years sufficient to cover such shortfall.

(b) Other Distributions. Except as otherwise set forth in Section 4.1(a) with respect to Tax Distributions but subject to compliance with Section 6.6 and Section 6.7, the Manager may cause the Company to make Distributions at such time, in such amounts and in such form (including in-kind property) as determined by the Manager, in each case in accordance with the following order of priority:

(i) first, to the holders of issued and outstanding Founder Preferred Units, pro rata in accordance with the Unpaid Preferred Unit Peg Amounts of all Founder Preferred Units held by each of them, until the Unpaid Preferred Unit Peg Amounts of each issued and outstanding Preferred Unit is reduced to $0.00; and

(ii) thereafter, to the holders of Participating Units, pro rata in accordance with the relative ownership of Participating Units of each such holder.

Section 4.2 Allocations.

(a) Subject to Section 4.3, Profits or Losses for any Fiscal Year shall be allocated among the Unitholders in such a manner as to reduce or eliminate, to the extent possible, any difference, as of the end of such Fiscal Year, between (i) the sum of (A) the Capital Account of each Unitholder, (B) such Unitholder’s share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (C) such Unitholder’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(2)) and (ii) the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under this Agreement and the Delaware Act, determined as if the Company were to (x) liquidate the assets of the Company for an amount equal to their Book Value and satisfy the liabilities of the Company in cash (limited in the case of non-recourse liabilities to the Book Value of the assets securing such liabilities) and (y) distribute the proceeds of such liquidation pursuant to Section 11.2.

(b) If during any Fiscal Year there is a change in any Unitholder’s interest in the Company as a result of the admission of one or more Members, the withdrawal of a Member, or a Transfer of an interest in the Company, the Profits, Losses, or any other item allocable to the Unitholders under this Agreement for the Fiscal Year shall be allocated among the Unitholders so as to reflect their varying interests in the Company during the Fiscal Year, using any permissible method under Section 706 of the Code and the Treasury Regulations, as reasonably selected by the Manager. In furtherance of the foregoing, any such permissible method selected by the Manager shall be set forth in a dated, written statement maintained with the Company’s books and records. The Unitholders agree that any such selection by the Manager is made by “agreement of the partners” within the meaning of Treasury Regulation Section 1.706-4(f).

Section 4.3 Special Allocations.

(a) Minimum Gain Chargeback. Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(2)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Unitholders in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).

(b) Unitholder Nonrecourse Debt Minimum Chargeback. Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Taxable Year shall be allocated to each holder of Participating Units ratably among such Unitholders based upon their ownership of Participating Units. Except as otherwise provided in Section 4.3(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Unitholder shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 4.3(b) is intended to be a Minimum Gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) Qualified Income Offset. If any Unitholder that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 4.3(a) and Section 4.3(b), but before the application of any other provision of this Article IV, then Profits for such Taxable Year shall be allocated to such Unitholder in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 4.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) Allocation of Certain Profits and Losses. Profits and Losses described in Section 3.5(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(e) Regulatory Allocations. The allocations set forth in Sections 4.3(a)-(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to allocate Profit and Loss of the Company or make the Company distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Unitholders so as to eliminate the effect of the Regulatory Allocations and cause the respective Capital Accounts of the Unitholders to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Unitholders anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Unitholders so that the net amount of the Regulatory Allocations and such special allocations to each such Unitholder is zero. In addition, if in any Fiscal Year or Fiscal Period there is a decrease in partnership Minimum Gain, or in partner nonrecourse debt Minimum Gain, and application of the Minimum Gain chargeback requirements set forth in Section 4.3(a) or Section 4.3(b) would cause a distortion in the economic arrangement among the Unitholders, the Manager may, if it does not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such Minimum Gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such Minimum Gain chargeback requirement.

(f) Deductions in Respect of Taxes. Any item of deduction with respect to a Tax that is offset for a Unitholder under Section 4.6 shall be allocated to the Unitholder for which such payment is to be offset. For the avoidance of doubt, all Tax deductions described in this Section 4.3(f) shall be taken into account in determining the amount of Tax Distribution made under the provisions of Section 4.1(a)(i).

(g) Non-Compensatory Options. Allocations and other adjustments with respect to any “non-compensatory options” (as defined in Treasury Regulation Section 1.721-2(f)), shall be made in accordance with the Treasury Regulations including Treasury Regulation Sections 1.721-2 and 1.704-1(b)(2)(iv)(s).

(h) Allocations Relating to Earnout Units. Notwithstanding anything to the contrary in this Agreement, (i) no allocation (of Profit or Loss or otherwise) shall be made in respect of any Earnout Units in determining Capital Accounts unless and until such Earnout Units are converted into Common Units in connection with a Vesting Event, and (ii) in the event the Book Value of any Company asset is adjusted pursuant to Section 3.11(d), any Profit or Loss resulting from such adjustment shall be allocated among the Members (including the Members who held the Earnout Units giving rise to such adjustment) in accordance with principles similar to those set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(2). To the extent necessary (as determined by the Manager), then the Company shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3).

Section 4.4 Offsetting Allocations. If, and to the extent that, any Member is deemed to recognize any item of income, gain, deduction or loss as a result of any transaction between such Member and the Company pursuant to Sections 83, 482, or 7872 of the Code or any similar provision now or hereafter in effect, the Manager shall use its commercially reasonable efforts to allocate any corresponding Profit or Loss to the Member who recognizes such item to reflect the Members’ economic interest in the Company.

Section 4.5 Tax Allocations.

(a) Allocations Generally. Except as provided in Section 4.5(b) below, for U.S. federal, state and local income Tax purposes, each item of income, gain, loss or deduction shall be allocated among the Unitholders in the same manner and in the same proportion that the corresponding book items have been allocated among the Unitholders’ respective Capital Accounts. However, if any such allocation is not permitted by the Code or other applicable law, then each subsequent item of income, gain, loss, deduction and credit will be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth in this Agreement in computing their Capital Accounts.

(b) Code Section 704(c) Allocations. Items of the Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for Tax purposes, be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such asset for federal income Tax purposes and its initial Book Value. Such allocations shall be made (i) with respect to any property contributed to the Company on or prior to the Execution Date, using the “traditional method” specified in Treasury Regulations Section 1.704-3(b) unless otherwise determined by PubCo (and, to the extent such other method would accelerate payments under the Tax Receivable Agreement, the independent directors of PubCo) and (ii) with respect to any property contributed to the Company following the Execution Date, using any method selected by the Manager that is permitted under Section 704(c) of the Code and the Treasury Regulations. In addition, if the Book Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e), (f) or (s), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income Tax purposes and its Book Value in the same manner as under Code Section 704(c).

(c) Section 754 Election. The Company will make an election under Section 754 of the Code (or any comparable election under relevant state or local law) for its Taxable Year that includes or begins on the Execution Date to adjust the basis of the Company property as permitted and provided in Sections 734 and 743 of the Code. Such election shall be effective solely for federal (and, if applicable, state and local) income Tax purposes and shall not result in any adjustment to the Book Value of any Company asset or to the Member’s Capital Accounts (except as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m)).

(d) Allocation of Tax Credits, Tax Credit Recapture, Etc. Allocations of Tax credits, Tax credit recapture, and any related items shall be allocated to the Unitholders according to their interests in such items as determined by the Manager taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii) and (viii).

(e) Corrective Allocations. If necessary, the Company will make corrective allocations as set forth in Treasury Regulation Section 1.704-1(b)(4)(x). Without limiting the generality of the foregoing, if pursuant to Section 4.3(h) the Company causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulation Section 1.704-1(b)(4)(x).

(f) Effect of Allocations. Allocations pursuant to this Section 4.5 are solely for purposes of U.S. federal, state and local Taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Profits, Losses, Distributions (other than Tax Distributions) or other items pursuant to any provision of this Agreement.

Section 4.6 Indemnification and Reimbursement for Payments on Behalf of a Unitholder. Except as otherwise provided in Article VI, if the Company is required by law to make any payment to a Governmental Entity that is specifically attributable to a Unitholder or a Unitholder’s status as such (including U.S. federal withholding Taxes, state personal property Taxes, and state unincorporated business Taxes), then such Unitholder shall indemnify the Company for, and contribute to the Company, the entire amount paid (including interest, penalties and related expenses). The Manager may offset Distributions or other amounts to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 4.6 or with respect to any other amounts owed by the Unitholder to the Company or any of its Subsidiaries. A Unitholder’s obligation to indemnify and make contributions to the Company under this Section 4.6 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 4.6, the Company shall be treated as continuing in existence, and will survive any partial or complete Transfer or redemption of the Unitholder’s interest in the Company. The Company may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 4.6, including instituting a lawsuit to collect such indemnification and contribution, with interest calculated at a rate equal to the Base Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by law), compounded on the last day of each Fiscal Quarter.

ARTICLE V

MANAGEMENT AND CONTROL OF BUSINESS

Section 5.1 Management.

(a) Establishment. Except as otherwise specifically provided in this Agreement or by non-waivable provision of the Delaware Act, the business, property and affairs of the Company shall be managed, operated and controlled by the sole manager of the Company (the “Manager”), which shall initially be Brandon Mintz; provided, that if Brandon Mintz is no longer employed by PubCo, the Company or any of their respective controlled Affiliates, then a replacement shall be designated by PubCo. If, from time to time, the Manager cannot serve or is unwilling to serve as such, then a replacement shall be designated by PubCo. Except as otherwise expressly provided by this Agreement, including by Section 5.1(b), no Member shall have management authority or voting or other rights over, or any other ability to take part in the conduct or control of the business of, the Company. The Manager shall be a “manager” for purposes of the Delaware Act.

(b) Powers. The Manager is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Manager taken in accordance with such rights and powers shall bind the Company (and no other Member shall have such right). The Manager shall have all necessary powers to carry out the purposes, business and objectives of the Company; provided, that the Manager shall exercise such powers as directed by PubCo (in its sole discretion without the consent or approval of any other Member or Unitholder or any other Person). The Manager may delegate the authority to sign agreements and other documents and take other actions on behalf of the Company to any Person (including any other Member, officer or employee of the Company or any of its Subsidiaries) to enter into and perform any document on behalf of the Company. Without limiting the foregoing, the Manager shall not effect any of the following actions by the Company or any of its Subsidiaries in one or a series of related transactions, in each case without the consent or approval of PubCo: (i) any sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company); (ii) any merger, consolidation, division, reorganization or other combination of the Company with or into another entity; (iii) any acquisition; (iv) any issuance of debt or equity securities; or (v) any incurrence of indebtedness. Except for any vote, consent or approval of any Unitholder expressly required by this Agreement, if a vote, consent or approval of the Unitholders is required by the Delaware Act or other applicable law with respect to any action to be taken by the Company or matter considered by the Manager, each Unitholder will be deemed to have consented to or approved such action or voted on such matter in accordance with the consent or approval of PubCo on such action or matter.

(c) Limited Liability. The Manager will not be (i) personally liable under any judgement of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that debt, obligation or liability arises in contract, tort or otherwise, for any act or omission performed or omitted by such Person in its capacity as the Manager, or (ii) liable to the Company or any Member for any loss or damage sustained by the Company or any Member, for any act or omission performed or omitted by such Person in its capacity as the Manager; provided, that, in each case, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s fraud or bad faith as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

(d) Discharge of Duties; Reliance on Reports. The Manager may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented to the Manager. The Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors of the Company. Notwithstanding anything to the contrary herein, in no event shall the Manager be responsible or liable to the Company or any Member for any mistake, action, inaction, misconduct, negligence, fraud or bad faith on the part of any Person delivering such document, advice or opinion as provided in this Section 5.1(d) unless the Manager had knowledge that such Person was acting unlawfully or engaging in fraud.

(e) Reliance by Third Parties. Any Person dealing with the Company, other than a Unitholder, may rely on the authority of the Manager (or any Officer authorized by the Manager) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with this Agreement, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Manager (or any Officer authorized by the Manager) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (iii) the Manager or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.

Section 5.2 Investment Company Act. The Manager shall use reasonable best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 5.3 Officers.

(a) Officers. Unless determined otherwise by the Manager, the officers of the Company shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary and each other officer of PubCo shall also be an officer of the Company, with the same title. All officers shall be designated by PubCo and the Manager shall take all necessary action to appoint such officers, each of which shall hold office until their successors are appointed by the Manager in accordance with this Section 5.3(a). Two or more offices may be held by the same individual. The officers of the Company may be removed by the Manager at any time for any reason or no reason with the prior approval of PubCo.

(b) Other Officers and Agents. PubCo may designate, and the Manager shall take all necessary to appoint, such other officers and agents as it may deem necessary or advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by PubCo.

(c) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Company and shall have the general powers and duties of supervision and management usually vested in the office of a chief executive officer of a company. He or she shall preside at all meetings of Members if present at such meeting.

(d) President. The President shall be the chief executive officer of the Company in the absence of the Chief Executive Officer. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed from time to time by the Manager.

(e) Chief Financial Officer. The Chief Financial Officer shall be the chief financial officer of the Company and shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Company. The books of account shall at all times be open to inspection by the Manager. The Chief Financial Officer shall deposit all monies and other valuables in the name of, and to the credit of, the Company with such depositaries as may be designated by the Manager.

(f) Treasurer. The Treasurer shall have the custody of Company funds and securities and shall keep full and accurate account of receipts and disbursements. He or she shall deposit all moneys and other valuables in the name and to the credit of the Company in such depositaries as may be designated by the Manager or the Chief Executive Officer. The Treasurer shall disburse the funds of the Company as may be ordered by the Manager or the Chief Executive Officer, taking proper vouchers for such disbursements. He or she shall render to the Manager and the Chief

Executive Officer whenever either of them may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Company. If required by the Manager, the Treasurer shall give the Company a bond for the faithful discharge of his or her duties in such amount and with such surety as the Manager shall prescribe.

(g) Secretary. The Secretary shall give, or cause to be given, notice of all meetings of Members and all other notices required by applicable law or by this Agreement, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chief Executive Officer, or by the Manager. He or she shall record all the proceedings of the meetings of the Company, and shall perform such other duties as may be assigned to him or her by the Manager or by the Chief Executive Officer.

(h) Other Officers. Other officers, if any, shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Manager or by the Chief Executive Officer.

Section 5.4 Fiduciary Duties.

(a) Members and Unitholders. To the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Act, and notwithstanding any duty otherwise existing at law or in equity, no Member or Unitholder, solely in its capacity as such, shall owe any fiduciary duty to the Company, the Manager, any other Member, any Unitholder or any other Person bound by this Agreement. Nonetheless, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. Nothing in this Section 5.4(a) shall limit the liabilities, duties or obligations of any Member or Unitholder acting in his or her capacity as an officer or Manager pursuant to any other provision of this Agreement.

(b) Manager and Officers. Notwithstanding any other provision to the contrary in this Agreement, except as set forth in the last sentence of Section 5.1(a) or Section 5.4(c), (i) the Manager shall, in its capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Unitholders and Members as members of a board of directors of a Delaware corporation; and (ii) each officer of the Company shall, in his or her capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Unitholders and Members as an officer of a Delaware corporation. For the avoidance of doubt, the fiduciary duties described in clause (i) above shall not be limited by the fact that the Manager shall be permitted to take certain actions in its sole or reasonable discretion pursuant to the terms of this Agreement or any agreement entered into in connection herewith.

(c) Waiver. Any duties and liabilities set forth in this Agreement shall replace those existing at law or in equity and each of the Company, each Member and Unitholder and any other Person bound by this Agreement, to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Delaware Act, waives the right to make any claim, bring any action or seek any recovery based on any duties or liabilities existing at law or in equity other than any such duties and liabilities set forth in this Agreement.

ARTICLE VI

EXCULPATION AND INDEMNIFICATION

Section 6.1 Exculpation.

(a) Actions in Capacity as a Member or Unitholder. To the fullest extent permitted by applicable law, and except as otherwise expressly provided in this Agreement, no Member, Unitholder or its respective Indemnitees shall be liable to the Company, any Member, any Unitholder or any other Person bound by this Agreement as a result of or arising out any action of or omission by such Member or Unitholder solely in its capacity as a Member or Unitholder, except to the extent such Obligations arise out of such Member’s (1) material breach of this Agreement or any other Transaction Document or (2) bad faith violation of the implied contractual covenant of good faith and fair dealing, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

(b) Other Actions. To the fullest extent permitted by applicable law, and except as otherwise expressly provided in this Agreement, no Indemnitee shall be liable to the Company, any Member, any Unitholder or any other Person bound by this Agreement as a result of or arising out of the activities of the Indemnitee on behalf of the Company to the extent within the scope of the authority reasonably believed by such Indemnitee to be conferred on such Indemnitee, except to the extent such Indemnitee would not be entitled to exculpation or indemnification pursuant to the certificate of incorporation and bylaws of PubCo (as the same may be amended from time to time).

Section 6.2 Indemnification. To the fullest extent permitted by applicable law, each of (a) the Manager, (b) the Unitholders and Members and their respective Affiliates, (c) the stockholders, members, managers, directors, officers, partners, employees and agents of the Unitholders, Members and their respective Affiliates, (d) the PR and any “designated individual” and (e) the officers and directors of PubCo, the Company and each of their Subsidiaries (each, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, “Obligations”), which at any time may be imposed on, incurred by, or asserted against, the Indemnitee as a result of or arising out of this Agreement, PubCo, the Company, their respective assets, businesses or affairs, or the activities of the Indemnitee on behalf of PubCo, the Company or any of their Subsidiaries to the extent within the scope of the authority reasonably believed to be conferred on such Indemnitee. However: (x) to the extent such Indemnitee is not entitled to exculpation with respect to such Obligations pursuant to Section 6.1, the Indemnitee shall not be entitled to indemnification for any such Obligations to the extent such Indemnitee would not be entitled to exculpation or indemnification pursuant to the certificate of incorporation and bylaws of PubCo (as the same may be amended from time to time); and (y) to the extent such Indemnitee is entitled to exculpation with respect to such Obligations pursuant to Section 6.1, the Indemnitee shall not be entitled to indemnification for any such Obligations to the extent they arise out of such Indemnitee’s (1) material breach of this Agreement or any other Transaction Document or (2) bad faith violation of the implied contractual covenant of good faith and fair dealing. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee was not entitled to indemnification under this Agreement. Any indemnification pursuant to this Section 6.2 shall be made only out of the assets of the Company and no Member shall have any personal liability on account thereof.

Section 6.3 Expenses. Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 6.2 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as provided in Section 6.2. Any such undertaking shall be unsecured and interest free and shall be accepted without regard to an Indemnitee’s ability to repay amounts advanced and without regard to an Indemnitee’s entitlement to indemnification.

Section 6.4 Non-Exclusivity; Savings Clause. The indemnification and advancement of expenses set forth in Section 6.2 and Section 6.3 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any other agreement, policy of insurance or otherwise. The indemnification and advancement of expenses set forth in Section 6.2 and Section 6.3 shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of such a Person. If Section 6.1, Section 6.2 or Section 6.3 or any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless exculpate, indemnify and advance expenses each Indemnitee to the fullest extent permitted by any applicable portion of such sections not so invalidated and to the fullest extent permitted by applicable law. The exculpation, indemnification and advancement of expenses provisions set forth in Section 6.1, Section 6.2 and Section 6.3 shall be deemed to be a contract between the Company and each of the Persons constituting Indemnitees at any time while such provisions remain in effect, whether or not such Person continues to serve in such capacity and whether or not such Person is a party to this Agreement. In addition, none of Section 6.1, Section 6.2 and Section 6.3 may be retroactively amended to adversely affect the rights of any Indemnitee arising in connection with any acts, omissions, facts or circumstances occurring prior to such amendment.

Section 6.5 Insurance. The Company may purchase and maintain insurance on behalf of the Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Company would have the power to indemnify them against such liability under this Article VI.

Section 6.6 Manager Reimbursement. Without limiting any compensation to which the Manager may otherwise be entitled under any other arrangement with PubCo, the Company, or any of their respective Subsidiaries, the Manager shall not be compensated for its services as the Manager of the Company except as expressly provided in this Agreement. The Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including all fees, expenses and costs associated with the Transactions (except as otherwise provided in the Transaction Agreement). To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company. To the extent permitted by applicable law, any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.6 shall not constitute gross income to the Manager and shall instead be treated as a repayment of advances made by the Manager on behalf of the Company.

Section 6.7 PubCo Reimbursement. PubCo shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including all fees, expenses and costs associated with the Transactions (except as otherwise provided in the Transaction Agreement) and all fees, expenses and costs of being a public company (including public reporting obligations, proxy statements, stockholder meetings, Stock Exchange fees, transfer agent fees, legal fees, Securities and Exchange Commission and Financial Industry Regulatory Authority filing fees and offering expenses) and maintaining its corporate existence. In the event that shares of Class A Common Stock are sold to underwriters in any offering at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”), (a) PubCo shall be deemed to have contributed to the Company in exchange for newly issued Common Units the full amount for which such shares of Class A Common Stock were sold to the public, and (b) the Company shall be deemed to have paid the Discount as an expense. To the extent practicable, expenses incurred by PubCo on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company. To the extent permitted by applicable law, any reimbursements to PubCo or any of its Affiliates by the Company pursuant to this Section 6.7 shall not constitute gross income to PubCo and shall instead be treated as a repayment of advances made by PubCo on behalf of the Company; provided, however, that if any such reimbursements do constitute gross income to PubCo, such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts. Notwithstanding the foregoing, the Company shall not bear any income tax obligations of PubCo or any payments made pursuant to the Tax Receivable Agreement.

ARTICLE VII

ACCOUNTING AND RECORDS; TAX MATTERS

Section 7.1 Accounting and Records. The books and records of the Company shall be made and maintained, and the financial position and the results of its operations recorded, at the expense of the Company, in accordance with such method of accounting as is determined by the Manager. The books and records of the Company shall reflect all Company transactions and shall be made and maintained in a manner that is appropriate and adequate for the Company’s business.

Section 7.2 Preparation of Tax Returns; Administrative Matters.

(a) The Company shall arrange for the preparation and timely filing of all Tax returns required to be filed by the Company, and making any elections described in Section 7.3. Each Unitholder shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s income Tax returns to be prepared and filed.

(b) The Company shall deliver to each Unitholder (A) preliminary information relating to the Company (including a draft Schedule K-1) that is necessary for the preparation of such Unitholder’s returns for federal and state income Tax and any other Tax reporting purposes for a Taxable Year no later than March 31 of the following Taxable Year and (B) such final information (including a final Schedule K-1) that is consistent in all respects with the estimates provided pursuant to clause (A) by August 1 of such following Taxable Year, subject to any reasonable comments received from BT Assets (provided BT Assets owns 5% or more of the outstanding Participating Units) that are received by May 31 of such following Taxable Year, which the Company shall consider in good faith. Subject to the preceding sentence, for so long as BT Assets owns 5% or more of the outstanding Participating Units, the Company shall (i) send a draft of any income tax return of the Company (other than the information and schedules referred to in the preceding sentence) to BT Assets, at least 15 days prior to filing, for review and comment, and (ii) consider in good faith all reasonable comments received from BT Assets at least five days prior to the due date for the filing of any such tax return.

(c) For so long as BT Assets owns 5% or more of the outstanding Participating Units, the Company shall use reasonable best efforts to provide (or cause to be provided), at the Company’s expense, such accounting, tax, legal, insurance and administrative support to BT Assets and its Affiliates as BT Assets may reasonably request.

Section 7.3 Tax Elections. The Taxable Year shall be the Fiscal Year unless the Manager shall determine otherwise. The Manager shall determine whether to make or revoke any available election pursuant to the Code. Each Unitholder will upon request supply any information necessary to give proper effect to such election.

Section 7.4 Tax Controversies.

(a) PubCo shall be the “partnership representative” (“PR”) of the Company for purposes of the Partnership Tax Audit Rules, and, as such, shall be authorized to designate any other Person selected by PubCo as the partnership representative. Each Member, by execution of this Agreement, consents to the appointment of PubCo (or its designee) as the PR as set forth in this Agreement and agrees to execute, certify, acknowledge, deliver, swear to, file and record, at the appropriate public offices, such documents as may be necessary or appropriate to evidence such consent and agrees to take, and that the PR is authorized to take (or cause the Company to take), such other actions as may be necessary pursuant to the Partnership Tax Audit Rules to cause such designation. The PR shall be authorized and required to represent the Company (at the Company’s expense) in connection with all audits and examinations of the Company’s affairs by Tax authorities, including resulting administrative and judicial proceedings, and to expend the Company’s funds for professional services reasonably incurred in connection therewith. In addition, the PR shall have the power and authority to (i) manage, control, settle, challenge, litigate, or prosecute, on behalf of the Company, any administrative proceedings or other action at the Company level with the Internal Revenue Service or any other taxing authority relating to the determination of any item of Company income, gain, loss, deduction, or credit for federal income tax purposes or otherwise relating to the Partnership Tax Audit Rules, and (ii) make any election under the Partnership Tax Audit Rules, and the PR shall have all other rights and powers granted under the Partnership Tax Audit Rules to a PR with respect to the Company and its Members. As long as BT Assets owns 5% or more of the outstanding Participating Units for the year in which any audit, examination or resulting proceeding takes place or for the year that is the subject of any audit, examination or resulting proceeding: (A) the PR shall notify BT Assets of, and keep BT Assets reasonably informed with respect to, any such audit, examination or resulting proceeding the outcome of which is reasonably expected to affect the tax liabilities of BT Assets; (B) BT Assets shall have the right to discuss with the PR, and provide input and comment to the PR regarding, any such audit, examination or resulting proceeding; and (C) neither the PR nor any designated individual shall settle or compromise any such audit, examination or resulting proceeding to the extent they relate to issues the resolution of which would reasonably be expected to have a material and disproportionately adverse effect on the tax liability of BT Assets without BT Assets’ consent (such consent not to be unreasonably withheld, conditioned or delayed). Each Unitholder agrees to reasonably cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. For each Taxable Year in which the PR is an entity, the Company shall appoint the “designated individual” identified by the PR to act on its behalf in accordance with the applicable Partnership Tax Audit Rules. Promptly following a request of the PR or designated individual, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the PR and designated individual for all reasonable expenses, including legal and accounting fees, incurred by the PR or designated individual in its capacity as such.

(b) In the event of an audit by the Internal Revenue Service, or another applicable taxing authority, the PR shall be permitted to make, on a timely basis and to the extent permissible under applicable law, the election provided by Section 6226(a) of the Partnership Tax Audit Rules to treat a “partnership adjustment” as an adjustment to be taken into account by each Unitholder in accordance with Section 6226(b) of the Partnership Tax Audit Rules. If the election under Section 6226(a) of the of the Partnership Tax Audit Rules is made, each Unitholder who was a Unitholder of the Company for U.S. federal income tax purposes for the “reviewed year” (within the meaning of Code Section 6225(d)(1) of the Partnership Tax Audit Rules) shall take such adjustment into account as required under Section 6226(b) of the Partnership Tax Audit Rules and shall be liable for any related tax, interest, penalty, addition to tax, or additional amounts.

(c) In the event of an audit by the Internal Revenue Service or other applicable taxing authority, if the PR does not or is otherwise unable to make the election provided by Section 6226(a) of the Partnership Tax Audit Rules as noted above, the PR shall allocate the burden of any taxes (including, for the avoidance of doubt, any “imputed underpayment” within the meaning of Section 6225 of the Partnership Tax Audit Rules), penalties, interest and related expenses imposed on the Company pursuant to the Partnership Tax Audit Rules among the Unitholder to whom such amounts are attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the PR and each Unitholder shall promptly upon request from the Manager (and in any event within five days of such request) reimburse the Company in full for the entire amount the PR determines to be attributable to such Unitholder. The Company will also be allowed to recover any amount due from such Unitholder pursuant to this Section 7.4(c) from any distribution otherwise payable to such Unitholder pursuant to this Agreement. Solely for purposes of determining the current Unitholder(s) to which any taxes or other amounts are attributable under this provision, references to any Unitholder in this Section 7.4(c) shall include a reference to each Person that previously held the Units currently held by such Unitholder (but only to the extent of such Person’s interest in such Units).

(d) The PR is authorized to, and shall follow principles (to the extent available) similar to those set forth in Section 7.4(a), Section 7.4(b) and Section 7.4(c) with respect to any audits by state, local, or foreign tax authorities and any tax liabilities that result therefrom.

(e) This Section 7.4 shall be interpreted to apply to Members and former Members and shall survive the transfer of a Member’s Units, the termination of this Agreement, and the termination, dissolution, liquidation and winding up of the Company.

Section 7.5 Earnout Units. The parties to this Agreement intend that, for U.S. federal income tax purposes, unless otherwise required by the Code or Treasury Regulations, (a) the Earnout Units received by each of BT Assets and PubCo shall not be treated as being received in connection with the performance of services, (b) the receipt of Common Units on conversion of any Earnout Units upon a Vesting Event shall be treated in accordance with principles similar to those set forth in Treasury Regulation Section 1.721-2(a), and (c) neither BT Assets nor PubCo shall be treated as having taxable income or gain as a result of the receipt of such Earnout Units or as a result of any Vesting Event (other than as a result of corrective allocations made pursuant to the second sentence of Section 4.5(e)). The Company shall prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. Notwithstanding the foregoing, each of BT Assets and PubCo may, within 30 days of the Closing Date (as defined in the Transaction Agreement), file with the IRS on a protective basis a completed election under Section 83(b) of the Code and the Treasury Regulations with respect to the Earnout Units.

ARTICLE VIII

TRANSFER OF UNITS; ADMISSION OF NEW MEMBERS

Section 8.1 Transfer of Units.

(a) Other than as provided for below in this Section 8.1, no Member may sell, assign, transfer, grant a participation in, pledge, hypothecate, encumber or otherwise dispose of (such transaction being in this Agreement collectively called a “Transfer”) all or any portion of its Units except with the approval of the Manager, which may be granted or withheld in its discretion.

(b) Notwithstanding Section 8.1(a) without the approval of the Manager (but otherwise in compliance with Section 8.1), a Member may, at any time, (i) Transfer any portion of such Member’s Units pursuant to Article IX, and (ii) Transfer any portion of such Member’s Units to a Permitted Transferee of such Member.

(c) Any Transfer of Units to a Permitted Transferee of such Member by a Member which also holds (x) Class V Common Stock must be accompanied by the transfer of a corresponding number of shares of Class V Common Stock (determined based upon the Exchange Rate then in effect) to such Permitted Transferee and (y) Class O Common Stock must be accompanied by the transfer of a corresponding number of shares of Class O Common Stock (determined based upon the Exchange Rate then in effect) to such Permitted Transferee.

(d) Any purported Transfer of all or a portion of a Member’s Units not complying with this Section 8.1 shall be void and shall not create any obligation on the part of the Company or the other Members to recognize that purported Transfer or to recognize the Person to which the Transfer purportedly was made as a Member.

(e) A Person acquiring a Member’s Units pursuant to this Section 8.1 shall not be admitted as a Substituted Member or an Additional Member except in accordance with the requirements of Section 3.15, but such Person shall, to the extent of the Units transferred to it, be entitled to such Member’s (i) share of Distributions, (ii) share of Profits and Losses and (iii) Capital Account in accordance with Section 3.15.

(f) Notwithstanding anything in this Agreement to the contrary, if a Member Transfers all or any portion of its Units after the designation of a record date and declaration of a Distribution pursuant to Section 4.1 and before the payment date of such Distribution, the transferring Member (and not the Person acquiring all or any portion of its Units) shall be entitled to receive such Distribution in respect of such transferred Units.

(g) Notwithstanding the foregoing, except as otherwise provided in this Agreement, including in Sections 3.2, 3.3 and 3.13 and Article IX, PubCo may not Transfer all or any part of its Units without the consent of the Members (other than PubCo) holding at least a majority of the aggregate Common Units then outstanding and held by such Members (other than PubCo).

(h) Notwithstanding the foregoing, no holder of Preferred Units may Transfer any Preferred Units other than as contemplated by Section 8.1(b)(ii).

Section 8.2 Recognition of Transfer; Substituted and Additional Members.

(a) No direct or indirect Transfer of all or any portion of a Member’s Units may be made, and no purchaser, assignee, transferee or other recipient of all or any part of such Units shall be admitted to the Company as a Substituted Member or Additional Member under this Agreement, unless:

(i) the provisions of Section 8.1 shall have been complied with;

(ii) in the case of a proposed Substituted Member or Additional Member that is (A) a competitor or potential competitor of PubCo or the Company or their respective Subsidiaries, (B) a Person with whom PubCo or the Company or their respective Subsidiaries has had or is expected to have a material commercial or financial relationship or (C) likely to subject PubCo or the Company or their respective Subsidiaries to any material legal or regulatory requirement or obligation, or materially increase the burden thereof, in each case as determined by the Manager, the admission of the purchaser, assignee, transferee or other recipient as a Substituted Member or Additional Member shall have been approved by the Manager;

(iii) the Manager shall have been furnished with the documents effecting such Transfer, in form and substance reasonably satisfactory to the Manager, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee, transferee or other recipient, and the Manager shall have executed (and the Manager agrees to execute) any other documents on behalf of itself and the Members required to effect the Transfer;

(iv) the provisions of Section 8.2(b) shall have been complied with;

(v) the Manager shall be reasonably satisfied that such Transfer will not (A) result in a violation of the Securities Act or any other applicable law; or (B) cause an assignment under the Investment Company Act;

(vi) such Transfer would not be reasonably expected to cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or any other association taxable as a corporation for federal income tax purposes and, without limiting the generality of the foregoing, such Transfer shall not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treas. Reg. § 1.7704-1;

(vii) the Manager shall have received the opinion of counsel, if any, required by Section 8.2(c) in connection with such Transfer; and

(viii) all necessary instruments reflecting such Transfer or admission shall have been filed in each jurisdiction in which such filing is necessary to qualify the Company to conduct business or to preserve the limited liability of the Members.

(b) Each Substituted Member and Additional Member shall be bound by all provisions of this Agreement. Each Substituted Member and Additional Member, as a condition to its admission as a Member, shall execute and acknowledge such instruments (including a counterpart of this Agreement or a joinder agreement in customary form), in form and substance reasonably satisfactory to the Manager, as the Manager reasonably deems necessary or desirable to effectuate such admission and to confirm the agreement of such Substituted Member or Additional Member to be bound by all the terms and provisions of this Agreement with respect to the Units acquired by such Substituted Member or Additional Member. The admission of a Substituted Member or Additional Member shall not require the consent of any Member (but shall require the consent of the Manager, if and to the extent such consent of the Manager is expressly required by this Article VIII). As promptly as practicable after the admission of a Substituted Member or Additional Member, the Unit Ownership Ledger and other books and records of the Company shall be changed to reflect such admission.

(c) As a further condition to any Transfer of all or any part of a Member’s Units, the Manager shall, at PubCo’s direction, require a written opinion of counsel to the transferring Member (such counsel reasonably satisfactory to the Manager), obtained at the sole expense of the transferring Member, reasonably satisfactory in form and substance to the Manager, as to such matters as are customary and appropriate in transactions of this type, including (or, in the case of any Transfer made to a Permitted Transferee, limited to an opinion) to the effect that such Transfer will not result in a violation of the registration or other requirements of the Securities Act or any other federal or state securities laws. No such opinion, however, shall be required in connection with a Transfer made pursuant to Article IX.

Section 8.3 Expense of Transfer; Indemnification. All reasonable costs and expenses incurred by the Manager and the Company in connection with any Transfer of a Member’s Units, including any filing and recording costs and the reasonable fees and disbursements of counsel for the Company, shall be paid by the transferring Member. In addition, the transferring Member indemnifies the Manager and the Company against any losses, claims, damages or liabilities to which the Manager, the Company, or any of their Affiliates may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Member or such transferee in connection with such Transfer.

ARTICLE IX

REDEMPTION; EXCHANGE

Section 9.1 Redemption of Common Units.

(a) Elective Redemption.

(i) From and after the First Redemption Time, each Member (other than PubCo and its Subsidiaries) shall be entitled, upon the terms and subject to the conditions of this Agreement, to cause the Company to redeem its Redeemable Units in whole or in part, in each case, relating to a corresponding number of shares of Class V Common Stock or Class O Common Stock after taking into account the Exchange Rate (in each case, free and clear of all Liens) of such Member, in exchange for the delivery to the Member (or its designee) of either, at the option of the Manager, (x) (1) in the case of a corresponding number of shares of Class V Common Stock, a number of shares of Class M Common Stock that is equal to the product of the applicable Redeemed Unit Amount multiplied by the Exchange Rate and (2) in the case of a corresponding number of shares of Class O Common Stock, a number of shares of Class A Common Stock that is equal to the product of the applicable Redeemed Unit Amount multiplied by the Exchange Rate or (y) solely in connection with a Redemption (including a Change of Control Redemption) that coincides with a public offering or private sale of Class A Common Stock, the applicable Cash Payment. Any redemption of Redeemable Units for Class M Common Stock, Class A Common Stock or the Cash Payment, as applicable, is defined in this Agreement as a “Redemption” Subject to Section 9.1(a)(ii), after the First Redemption Time, each Member (other than PubCo and its Subsidiaries) may elect to cause the Company to redeem Redeemable Units at any time and from time to time in accordance with the terms of this Agreement, but a Unitholder may not cause a Redemption more than once per Fiscal Quarter without the prior written consent of the Manager. The minimum number of Redeemable Units (and corresponding number of shares of Class V Common Stock or Class O Common Stock after taking into account the Exchange Rate, if any) that may be redeemed by any Member shall be the lesser of (1) 10,000 and (2) all of the Redeemable Units (and corresponding number of shares of Class V Common Stock or Class O Common Stock taking into account the Exchange Rate, if any) then held by such Member and its Affiliates. Notwithstanding anything to the contrary in this Agreement, the Company shall not, nor shall PubCo pursuant to Section 9.1(f), effectuate a Cash Payment pursuant to this Section 9.1(a) or Section 9.1(b) unless (A) PubCo determines to consummate a private sale or public offering of Class A Common Stock substantially concurrently with the relevant Redemption Date and (B) PubCo contributes sufficient proceeds from such private sale or public offering to the Company for payment by the Company of the applicable Cash Payment. For the avoidance of doubt, the Company shall have no obligation to make a Cash Payment that exceeds the cash contributed to the Company by PubCo from PubCo’s offering or sales of Class A Common Stock referenced earlier in this Section 9.1(a)(i).

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not, nor shall PubCo pursuant to Section 9.1(f), be obligated to, effectuate a Redemption of Redeemable Units as set forth in this Section 9.1(a), and the Company shall have the right to refuse to honor any request for such a Redemption, if at any time PubCo or the Company determines based on the advice of counsel that such Redemption would be prohibited by law or regulation (including the unavailability of a registration of such Redemption under the Securities Act, or the unavailability of an exemption from the registration requirements under the Securities Act). Upon such determination, PubCo or the Company (as applicable) shall notify the Member requesting such Redemption, which such notice shall include an explanation in reasonable detail as to the reason that the Redemption request has not been honored.

(iii) A Member shall exercise its right to cause the Company to effectuate a Redemption of Redeemable Units, as set forth in this Section 9.1(a) by delivering to the Company, with a contemporaneous copy delivered to PubCo, during normal business hours, (A) a written election of redemption in respect of the Redeemable Units to be redeemed substantially in the form of Exhibit A to this Agreement (a “Redemption Notice”), duly executed by such Member; (B) any certificates in such Member’s possession representing such Redeemable Units, (C) any stock certificates in such Member’s possession representing the corresponding number of shares of Class V Common Stock or Class O Common Stock to be retired in connection with such Redemption and (D) if PubCo, the Company or any redeeming Subsidiary requires the delivery of the certification contemplated by Section 9.4(b), such certification or written notice from such Member that it is unable to provide such certification. Unless such Member timely has delivered a Retraction Notice pursuant to Section 9.1(a)(vi), a Redemption pursuant to this Section 9.1(a) shall be effected on the fifth Business Day following the Business Day on which PubCo and the Company have received the items specified in clauses (A)-(D) of the first sentence of this Section 9.1(a)(iii) or such later date that is a Business Day specified in the Redemption Notice (such Business Day, the “Redemption Date”). Notwithstanding the foregoing, the Company may establish alternate exchange procedures as necessary to facilitate the establishment by such Member of a trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act. On the Redemption Date, all rights of such Member as a holder of the Redeemable Units (and the corresponding number of shares of Class V Common Stock or Class O Common Stock to be cancelled) that are subject to the Redemption shall cease, and unless the Company has elected Cash Payment, such Member (or its designee) shall be treated for all purposes as having become the record holder of the shares of Class M Common Stock or Class A Common Stock to be received by such Member in respect of such Redemption.

(iv) Within two Business Days following the Business Day on which PubCo and the Company have received the Redemption Notice, the Company shall give written notice (the “Contribution Notice”) to such Member of its intended settlement method. If the Company does not timely deliver a Contribution Notice, the Company shall be deemed to have not elected the Cash Payment method.

(v) The Member may specify, in an applicable Redemption Notice, that the Redemption is to be contingent (including as to timing) upon the occurrence of any transaction or event, including the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering, Change of Control transaction or otherwise) of shares of Class A Common Stock or any merger, consolidation or other business combination.

(vi) A Member may withdraw or amend its Redemption Notice, in whole or in part, at any time prior to 5:00 p.m. New York, New York time, on the Business Day immediately prior to the Redemption Date by giving written notice (a “Retraction Notice”) to the Company (with a copy to PubCo) specifying (in each case, subject to the requirements set forth in Section 9.1(a)((i))) (A) the number of withdrawn Redeemable Units, (B) the number of Redeemable Units (and corresponding number of shares of Class V Common Stock or Class O Common Stock after taking into account the Exchange Rate) as to which the Redemption Notice remains in effect, if any, and (C) if the Member so determines, a new Redemption Date or any other new or revised information permitted in the Redemption Notice.

(b) Change of Control. In connection with a Change of Control, and subject to any approval of the Change of Control by the holders of Class A Common Stock, Class M Common Stock, Class O Common Stock and Class V Common Stock that may be required:

(i) PubCo shall have the right to require each Member (other than PubCo and its Subsidiaries) to effectuate a Redemption by the Company of some or all of such Member’s Redeemable Units, relating to a corresponding number of shares of Class V Common Stock or Class O Common Stock after taking into account the Exchange Rate (in each case, free and clear of all Liens) of such Member, in each case, in exchange for the delivery to such Member (or its designee) of (1) in the case of a corresponding number of shares of Class V Common Stock, a number of shares of Class M Common Stock that is equal to the product of the applicable Redeemed Unit Amount multiplied by the Exchange Rate and (2) in the case of a corresponding number of shares of Class O Common Stock, a number of shares of Class A Common Stock that is equal to the product of the applicable Redeemed Unit Amount multiplied by the Exchange Rate (such Redemption, a “Change of Control Redemption”). However, if PubCo elects to require such Member to redeem less than all of its outstanding Redeemable Units (and the corresponding number of shares of Class V Common Stock or Class O Common Stock after taking into account the Exchange Rate), such Member’s participation in the required Redemption shall be reduced pro rata based on ownership of Redeemable Units. For the avoidance of doubt, any Redeemable Units that are not redeemed pursuant to a Change of Control Redemption may be caused to be redeemed by the Member after the Change of Control transaction pursuant to Section 9.1(a) subject to and in accordance with the terms of Section 9.1(a).

(ii) The election of PubCo pursuant to this Section 9.1(b) shall be at the sole discretion of PubCo upon the approval by a majority of the board of directors of PubCo.

(iii) Any Redemption pursuant to this Section 9.1(b) shall be effective immediately prior to the consummation of the Change of Control (and, for the avoidance of doubt, shall not be effective if such Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, such Member shall cease to have any rights with respect to the Redeemable Units (and the corresponding number of shares of Class V Common Stock or Class O Common Stock to be cancelled) that are subject to the Redemption pursuant to this Section 9.1(b) (other than the right to receive shares of Class M Common Stock or Class A Common Stock pursuant to Section 9.1(b)(i) upon compliance with its obligations under Section 9.1(c)).

(iv) PubCo shall provide written notice of an expected Change of Control to each Member within the earlier of (x) five Business Days following the execution of the agreement with respect to such Change of Control and (y) 10 Business Days before the proposed date upon which the contemplated Change of Control is to be effected, indicating in such notice such information as may reasonably describe the Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for Redeemable Units and shares of Class V Common Stock, shares of Class M Common Stock, shares of Class O Common Stock or shares of Class A Common Stock, as applicable, in the Change of Control (which consideration shall be equivalent whether paid for Redeemable Units and shares of Class V Common Stock, shares of Class M Common Stock, shares of Class O Common Stock or shares of Class A Common Stock), any election with respect to types of consideration that a holder of Redeemable Units and shares of Class V Common Stock, shares of Class M Common Stock, shares of Class O Common Stock or shares of Class A Common Stock, as applicable, shall be entitled to make in connection with the Change of Control, the percentage of total Redeemable Units and shares of Class V Common Stock, shares of Class M Common Stock, shares of Class O Common Stock or shares of Class A Common Stock, as applicable, to be transferred to the acquirer by all stockholders in the Change of Control, and the number of Redeemable Units and shares of Class V Common Stock or Class O Common Stock held by each Member that PubCo intends to require to be redeemed for shares of Class M Common Stock or Class A Common Stock, as applicable, in connection with the Change of Control. PubCo shall update such notice from time to time to reflect any material changes to such notice. PubCo may satisfy any such notice and update requirements described in the preceding two sentences by providing such information on a Form 8-K, Schedule TO, Schedule 14D-9, Preliminary Merger Proxy on Schedule 14A, Definitive Merger Proxy on Schedule 14A, Registration Statement on Form S-4, or similar form filed with the SEC.

(c) Redemption Procedure on Change of Control Redemption. On or prior to the Change of Control Redemption Date, each Member shall deliver to PubCo and the Company, during normal business hours at the principal executive offices of PubCo and the Company, respectively: (A) a Redemption Notice, duly executed by such Member, (B) any certificates in such Member’s possession representing the Redeemable Units being surrendered by such Member, (C) any stock certificates in such Member’s possession representing the corresponding number of shares of Class V Common Stock or Class O Common Stock to be retired in connection with such Redemption and (D) if PubCo, the Company or any redeeming Subsidiary requires the delivery of the certification contemplated by Section 9.4(b), such certification or written notice from such Member that it is unable to provide such certification.

(d) Redemption Consideration. As promptly as practicable on or after the Redemption Date or Change of Control Redemption Date, as applicable, provided the Member has satisfied its obligations under Section 9.1(a)(iii) or Section 9.1(c), as applicable, the Company or PubCo shall deliver or cause to be delivered to such Member (or its designee), either certificates or evidence of book-entry shares representing the number of shares of Class M Common Stock or Class A Common Stock deliverable upon the applicable Redemption, registered in the name of such Member (or its designee) or, if the Company has so elected, the Cash Payment. Notwithstanding anything set forth in this Section 9.1(d) to the contrary, to the extent the Class M Common Stock or Class A Common Stock issued in the Redemption will be settled through the facilities of The Depository Trust Company, the Company or PubCo will, upon the written instruction of such Member, deliver the shares of Class M Common Stock or Class A Common Stock deliverable to such Member through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such Member in the Exchange Election Notice. Upon the Member exercising its Redemption right in accordance with Section 9.1(a)(i) or the occurrence of a Change of Control Redemption, the Company or PubCo shall take such actions as (A) may be required to ensure that the Member receives the shares of Class M Common Stock or Class A Common Stock or the Cash Payment that such Member is entitled to receive in connection with such Redemption pursuant to this Section 9.1, and (B) may be reasonably within its control that would cause such Redemption to be treated for purposes of the Tax Receivable Agreement as an “Exchange” under the Tax Receivable Agreement to the extent the redeeming Member is entitled to benefits under the Tax Receivable Agreement.

(e) Contribution by PubCo. In connection with any Redemption by the Company, PubCo shall contribute to the Company the shares of Class M Common Stock or Class A Common Stock or Cash Payment that the Member is entitled to receive in such Redemption. Unless such Member has timely delivered a Retraction Notice as provided in Section 9.1(a)(vi), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) PubCo shall make a capital contribution to the Company (in the form of the shares of Class M Common Stock or Class A Common Stock or the Cash Payment that such Member is entitled to receive in such Redemption) required under this Section 9.1(e), (ii) the Company shall transfer such shares of Class M Common Stock or Class A Common Stock or Cash Payment to such Member in redemption of such Member’s Units in the Company, and (iii) in the case of a Redemption for Class M Common Stock or Class A Common Stock or the Cash Payment (as applicable), the Company shall issue to PubCo a number of Common Units equal to the Redeemed Unit Amount surrendered by such Member.

(f) Direct Exchange Right of PubCo. Notwithstanding anything in this Agreement to the contrary, PubCo may, in its sole discretion, elect to effect, on the Redemption Date, the exchange of Redeemable Units for Class M Common Stock or Class A Common Stock or the Cash Payment (as applicable) through a direct exchange of such Redeemable Units for Class M Common Stock or Class A Common Stock or the Cash Payment (as applicable) between the Member, on the one hand, and PubCo (or, if designated by PubCo, one or more of its Subsidiaries), on the other hand (a “Direct Exchange”) (rather than contributing the Class M Common Stock or Class A Common Stock or the Cash Payment (as applicable) to the Company for purposes of the Company redeeming the Redeemable Units in accordance with this Article IX). The applicable provisions of this Article IX (including, for the avoidance of doubt, with respect to the surrender by the redeeming Member of Class V Common Stock or Class O Common Stock for cancellation)

shall apply to such Direct Exchange, mutatis mutandis, with PubCo (or one or more of its Subsidiaries) directly acquiring the Redeemable Units, in lieu of the Company, and otherwise discharging the obligations of the Company with respect to delivery of Class M Common Stock or Class A Common Stock or the Cash Payment (as applicable) to which the Member is entitled. PubCo may, at any time prior to a Redemption Date (including after delivery of a Redemption Notice), deliver written notice (an “Exchange Election Notice”) to the Company and the redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange. Any such election is subject to the limitations set forth in this Article IX and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by PubCo at any time so long as such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable only for all (and not less than all) of the Redeemable Units that would have otherwise been subject to a Redemption.

(g) Legends.

(i) The shares of Class M Common Stock or Class A Common Stock issued upon a Redemption or Direct Exchange, other than any such shares issued in a Redemption or Direct Exchange subject to an effective registration statement under the Securities Act, shall bear a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(ii) If (A) any shares of Class M Common Stock or Class A Common Stock have been sold pursuant to a registration statement that has become or been declared effective by the SEC, or (B) all of the applicable conditions of Rule 144 are met (without regard to volume or manner of sale restrictions), or (C) the legend (or a portion thereof) otherwise ceases to be applicable, PubCo, upon the written request of the holder of such shares, shall promptly provide such holder or its respective transferees with new certificates (or evidence of book-entry) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such holder shall provide PubCo with such information in its possession as PubCo may reasonably request (which may include an opinion of counsel reasonably acceptable to PubCo) in connection with the removal of any such legend.

(h) Cancellation of Class V Common Stock or Class O Common Stock. Any shares of Class V Common Stock or Class O Common Stock surrendered in a Redemption or Direct Exchange shall automatically be deemed cancelled without any action on the part of any Person, including PubCo. Any such cancelled shares of Class V Common Stock or Class O Common Stock shall no longer be outstanding, and all rights with respect to such shares shall automatically cease and terminate.

(i) Expenses. Except as otherwise agreed, PubCo, the Company, any exchanging Subsidiary and the redeeming Member shall bear their own expenses in connection with the consummation of any Redemption or Direct Exchange, whether or not any such Redemption or Direct Exchange is ultimately consummated, except that PubCo shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption or Direct Exchange. However, if any shares of Class M Common Stock or Class A Common Stock are to be delivered in a name other than that of the Member (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Member) or the Cash Payment is to be paid to a Person other than the Member, then such Member or the Person in whose name such shares are to be delivered or to whom the Cash Payment is to be paid shall pay to PubCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or Direct Exchange or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable.

Section 9.2 Adjustments. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class V Common Stock, Class O Common Stock or Common Units that is not accompanied by a substantively identical subdivision or combination of Class M Common Stock or Class A Common Stock, as applicable; or (b) any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class M Common Stock or Class A Common Stock that is not accompanied by a substantively identical subdivision or combination of the shares of Class V Common Stock or Class O Common Stock or Common Units, as applicable. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class M Common Stock or the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, then upon any subsequent Redemption, the Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class M Common Stock or the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, this Section 9.2 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Section 9.3 Class A Common Stock and Class M Common Stock to be Issued.

(a) PubCo shall at all times reserve and keep available out of its authorized but unissued Class M Common Stock and Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Class M Common Stock and Class A Common Stock as shall be sufficient to effect the conversion of all outstanding Common Units or other Units that are convertible into Common Units (including Earnout Units and Preferred Units, and other than those Common Units held by PubCo or any subsidiary of PubCo). However, nothing contained in this Agreement shall be construed to preclude PubCo from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of unencumbered purchased shares of Class M Common Stock and Class A Common Stock (which may or may not be held in the treasury of PubCo or any PubCo subsidiary).

(b) PubCo has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of PubCo (including any derivative securities) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of PubCo (including directors-by-deputization) who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PubCo upon the registration of any class of equity security of PubCo pursuant to Section 12 of the Exchange Act (with the authorizing resolutions specifying the name of each such officer or director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement).

(c) If any Takeover Law or other similar law or regulation becomes or is deemed to become applicable to this Agreement or any of the transactions contemplated by this Agreement, PubCo shall use its reasonable best efforts to render such law or regulation inapplicable to all of the foregoing.

(d) PubCo covenants that all shares of Class M Common Stock and Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive, participation or similar right of stockholders to subscribe for or acquire equity interests of PubCo or to any right of first refusal or other right in favor of any Person.

Section 9.4 Withholding; Certification of Non-Foreign Status.

(a) If PubCo or the Company shall be required to withhold any amounts by reason of any U.S. federal, state, local or foreign tax rules or regulations in respect of any Redemption or Direct Exchange, PubCo or the Company, as the case may be, shall be entitled to take such action as it deems appropriate to ensure compliance with such withholding requirements, including, at its option, withholding shares of Class M Common Stock or Class A Common Stock with a fair market value equal to the minimum amount of any taxes that PubCo or the Company, as the case may be, may be required to withhold with respect to such Redemption or Direct Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the Member.

(b) Notwithstanding anything to the contrary in this Agreement, each of PubCo and the Company may, in its discretion, require that a Member deliver to PubCo or the Company, as the case may be, a duly completed and executed IRS Form W-9 (or other withholding form or certification) prior to a Redemption or Direct Exchange. In the event PubCo or the Company has required delivery of such form or certification but such Member does not provide such form or certification, PubCo or the Company, as the case may be, shall nevertheless deliver or cause to be delivered to such Member the Class M Common Stock, the Class A Common Stock or the Cash Payment in accordance with Section 9.1, but subject to withholding as provided in Section 9.4(a).

Section 9.5 Tax Treatment. Unless otherwise required by applicable law, the Members acknowledge and agree that any Redemption or Direct Exchange with the Company or PubCo shall be treated as a direct exchange between PubCo and such Member for U.S. federal and applicable state and local income tax purposes. The Members intend to treat any Redemption or Direct Exchange consummated under this Agreement as a taxable sale of the Redeemable Units and Class V Common Stock (if any) or Class O Common Stock (if any), as applicable, by the Member to PubCo for U.S. federal and applicable state and local income tax purposes except as otherwise mutually agreed to in writing by such Member and PubCo. No party to this Agreement shall take a position inconsistent with such intended tax treatment on any tax return, amendment to such tax return or any other communication with a taxing authority, in each case unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

Section 9.6 PTP Tax Consequences. Notwithstanding anything to the contrary in this Agreement, if the Manager, after consultation with its outside legal counsel and tax advisor, determines in good faith that interests in the Company do not meet the requirements of Treasury Regulation Section 1.7704-1(h) (or other provisions of those Treasury Regulations as determined by the Manager) or that any Transfer, Redemption or Direct Exchange could (as determined in the reasonable discretion of the Manager exercised in good faith) cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code, the Company may impose such restrictions on such Transfers, Redemptions, or Direct Exchanges as the Company may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code.

Section 9.7 Distributions. No Redemption or Direct Exchange will impair the right of a Member to receive any distribution for periods ending on or prior to the Redemption Date for such Redemption or Direct Exchange (but for which payment had not yet been made with respect to the Redeemable Units in question at the time the Redemption or Direct Exchange is consummated). For purposes of this Section 9.7, a Member’s right to receive its pro rata portion of any distribution by the Company in respect of such periods shall not be deemed impaired to the extent that the Company has not paid PubCo its pro rata portion of such distribution prior to the consummation of the applicable Redemption or Direct Exchange.

Section 9.8 Certain BT Assets Rights. Each of PubCo, the Company and BT Assets acknowledges and agrees that Class V Common Stock may only be issued by PubCo to BT Assets and its Affiliates. Notwithstanding anything to the contrary in this Agreement, any Redemption or Direct Exchange involving an exchange of Class V Common Stock for Class M Common Stock may, at the option of the applicable Member, be an exchange of Class V Common Stock for Class A Common Stock.

ARTICLE X

RESIGNATION OF UNITHOLDERS

Section 10.1 Resignation of Unitholders. No Unitholder shall have the power or right to resign from the Company prior to the dissolution and winding up of the Company pursuant to Article XI, without the prior written consent of the Manager, except as otherwise expressly permitted by this Agreement. Upon a Transfer of all of a Unitholder’s Units in a Transfer permitted by this Agreement, and (if applicable) any Equity Agreements, such Unitholder shall cease to be a Unitholder. Notwithstanding that payment on account of a resignation may be made after the effective time of such resignation, any completely resigning Unitholder will not be considered a Unitholder for any purpose after the effective time of such complete resignation, and, in the case of a partial resignation, such Unitholder’s Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes under this Agreement upon the effective time of such partial resignation.

ARTICLE XI

DISSOLUTION AND LIQUIDATION

Section 11.1 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members. The Company shall dissolve, and its affairs shall be wound up upon the first of the following to occur:

(a) at the election of the Manager;

(b) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Delaware Act; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XI the Company is intended to have perpetual existence. An Event of Withdrawal, in and of itself, shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement. Bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Delaware Act) shall not cause a Member to cease to be a member of the Company.

Section 11.2 Liquidation and Termination. On the dissolution of the Company, the Manager shall act as liquidator or may appoint one or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement and in the Delaware Act. The costs of liquidation shall be borne as the Company’s expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidators are as follows:

(a) In accordance with Section 18-804 of the Delaware Act, the liquidators shall pay, satisfy or discharge from the Company’s funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine).

(b) After satisfaction of all liabilities of the Company in accordance with Section 11.2(a) above, the liquidators shall (i) determine the Fair Market Value (the “Liquidation FMV”) of the Company’s remaining assets (the “Liquidation Assets”) in accordance with Article XI, (ii) determine the amounts to be distributed to each Unitholder in accordance with Section 4.1, and (iii) deliver to each Unitholder a statement (the “Liquidation Statement”) setting forth the Liquidation FMV and the amounts and recipients of such Distributions, which Liquidation Statement shall be final and binding on all Unitholders.

(c) As soon as the Liquidation FMV and the proper amounts of Distributions have been determined in accordance with Section 11.2(b) above, the liquidators shall promptly distribute the Company’s Liquidation Assets to the Unitholders in accordance with Section 4.1(b) above. In making such distributions, the liquidators shall allocate each type of Liquidation Assets (i.e., cash or cash equivalents, preferred or common equity securities, etc.) among the Unitholders ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder. For the avoidance of doubt, the liquidators may allocate each type of Liquidation Assets so as to give effect to and take into account the relative priorities of the different Units, and in the event that any securities are part of the Liquidation Assets, each Unitholder that is not an “accredited investor” as such term is defined under the Securities Act may receive, and agrees to accept, in lieu of such securities, cash consideration with an equivalent value to such securities as determined by the Manager. Any non-cash Liquidation Assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 4.2 and Section 4.3. If any Unitholder’s Capital Account is not equal to the amount to be distributed to such Unitholder pursuant to Section 11.2(b), Profits and Losses for the Fiscal Year in which the Company is wound up shall be allocated among the Unitholders in such a manner as to cause, to the extent possible, each Unitholder’s Capital Account to be equal to the amount to be distributed to such Unitholder pursuant to Section 11.2(b). The distribution of cash or property to a Unitholder in accordance with the provisions of this Section 11.2(c) constitutes a complete return to the Unitholder of its Capital Contributions and a complete distribution to the Unitholder of its interest in the Company and all the Company property and, to the fullest extent permitted by law, constitutes a compromise to which all Unitholders have consented within the meaning of the Delaware Act. To the extent that a Unitholder returns funds to the Company, to the fullest extent permitted by law, it has no claim against any other Unitholder for those funds.

Section 11.3 Securityholders Agreement. To the extent that Units or other Equity Securities of any Subsidiary are distributed to any Unitholders and unless otherwise agreed to by the Manager, such Unitholders agree to enter into a securityholders agreement with such Subsidiary and each other Unitholder which contains rights and restrictions in form and substance similar to the provisions and restrictions set forth in this Agreement (including in Article VIII).

Section 11.4 Cancellation of Certificate. On completion of the distribution of the Company’s assets as provided in this Agreement, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company, and upon the filing of the certificate of cancellation of the Certificate, the Company shall be terminated (and the Company shall not be terminated prior to such time). The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 11.4.

Section 11.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 11.2 to minimize any losses otherwise attendant upon such winding up.

Section 11.6 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion of Capital Contributions to the Unitholders (it being understood that any such return shall be made solely from the Company assets).

Section 11.7 Hart-Scott-Rodino. In the event the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) is applicable to any Unitholder, the dissolution of the Company shall not be consummated until such time as the applicable waiting period (and extensions of such waiting period) under the HSR Act have expired or otherwise been terminated with respect to each such Unitholder.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Power of Attorney. Each Unitholder constitutes and appoints PubCo, the Manager and the liquidators, if any and as applicable, and their respective designees, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (to the same extent such Person could take such action): (a) this Agreement, all certificates and other instruments and all amendments of this Agreement in accordance with the terms of this Agreement which PubCo deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property or as otherwise permitted in this Agreement; (b) all instruments, agreements, amendments or other documents which PubCo deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents which PubCo or the liquidators deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (d) all instruments relating to the admission, withdrawal or substitution of any Unitholder pursuant to Article VIII or Article X. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Unitholder and the Transfer of all or any portion of his, her or its Units and shall extend to such Unitholder’s heirs, successors, permitted assigns and personal representatives.

Section 12.2 Amendments. Subject to the following sentence, this Agreement may be amended (including, for purposes of this Section 12.2, any amendment effected directly or indirectly by way of a merger or consolidation of the Company) or waived, in whole or in part, by the Manager. To the extent any amendment or waiver, including any amendment or waiver of the Exhibits attached to this Agreement, would disproportionately and adversely affect the rights of any Member of a class compared with the rights of any other Member of such class, such amendment or waiver may only be made by the Manager upon the prior written consent of such disproportionately and adversely affected Member.

Section 12.3 Title to the Company Assets. The Company’s assets shall be deemed to be owned by the Company as an entity, and no Unitholder, individually or collectively, shall have any ownership interest in such assets (or any portion of such assets). Legal title to any or all of such assets may be held in the name of the Company or one or more nominees, as the Manager may determine. The Manager declares and warrants that any Company assets for which legal title is held in the name of any nominee shall be held in trust by such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All the Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held.

Section 12.4 Remedies. Each Unitholder and the Company shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

Section 12.5 Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

Section 12.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement or if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.

Section 12.7 Counterparts; Binding Agreement. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties to this Agreement. This Agreement and all of the provisions of this Agreement shall be binding upon and effective as to each Person who (a) executes this Agreement in the appropriate space provided in the signature pages to this Agreement notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages to this Agreement and (b) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.

Section 12.8 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms of such agreement, and if applicable of this Agreement. Whenever required by the context, references to a Fiscal Year shall refer to a portion of such Fiscal Year. The use of the words “or,” “either” and “any” shall not be exclusive. Unless the context of this Agreement otherwise requires, references to statutes or other laws shall include all regulations and references promulgated under such statutes or other laws and references to statutes, regulations or other laws shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and, to the fullest extent permitted by law, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Section 12.9 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 12.10 Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) telecopied to the recipient, or delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied/emailed before 5:00 p.m. New York, New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Section 12.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Company’s Profits, Losses, Distributions, capital or property other than as a secured creditor. Notwithstanding the foregoing, each of the Indemnitees are intended third party beneficiaries of Section 6.1(b) and shall be entitled to enforce such provision (as it may be in effect from time to time).

Section 12.12 No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach of this Agreement shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 12.13 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 12.14 Entire Agreement. This Agreement and the other Transaction Documents embody the complete agreement and understanding among the parties with respect to the subject matter in this Agreement and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

Section 12.15 Delivery by Electronic Means. This Agreement, the agreements referred to in this Agreement, and each other agreement or instrument contemplated by or entered into in connection with this Agreement, and any amendments to this Agreement or such other agreements or instruments, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf) or comparable electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version delivered in person. At the request of any party to this Agreement or to any such agreement or instrument, each other party to this Agreement or such other agreement or instrument shall re-execute original forms of such agreement or instrument and deliver them to all other parties. No party to this Agreement or to any such agreement or instrument shall raise the use of a facsimile machine or pdf electronic transmission or comparable electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 12.16 Certain Acknowledgments. This Agreement shall be considered for all purposes as having been prepared through the joint efforts of the parties. No presumption shall apply in favor of any party in the interpretation of this Agreement or in the resolution of any ambiguity of any provision of this Agreement based on the preparation, substitution, submission or other event of negotiation, drafting or execution of this Agreement. Each Member and Unitholder acknowledges that it/he/she is entitled to and has been afforded the opportunity to consult legal counsel of its/his/her choice regarding the terms, conditions and legal effects of this Agreement, as well as the advisability and propriety of the terms, conditions and legal effects of this Agreement. Each Member and Unitholder further acknowledges that having so consulted with legal counsel of its/his/her choosing, such Member or Unitholder waives any right to raise or rely upon the lack of representation or effective representation in any future proceedings or in connection with any future claim resulting from this Agreement or the formation of the Company. THE COMPANY, THE MANAGER, THE MEMBERS AND THE UNITHOLDERS ACKNOWLEDGE THAT KIRKLAND & ELLIS LLP HAS ONLY REPRESENTED THE COMPANY WITH RESPECT TO THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, AND HAS NOT REPRESENTED THE MEMBERS OR THE UNITHOLDERS WITH RESPECT TO SUCH MATTERS.

Section 12.17 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY.

(a) Consent to Jurisdiction. Each Unitholder irrevocably submits to the exclusive jurisdiction of the United States District Court for the State of Delaware and the state courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated. Each Unitholder further agrees that service of any process, summons, notice or document by United States certified or registered mail (in each such case, prepaid return receipt requested) to such Unitholder’s respective address set forth in the Company’s books and records or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Unitholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in the United States District Court for the State of Delaware or the state courts of the State of Delaware and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

(b) WAIVER OF TRIAL BY JURY. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT (INCLUDING THE COMPANY) WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT.

Section 12.18 Representations and Warranties. By execution of this Agreement, each Member severally represents and warrants as follows:

(a) Such Member has full legal right, power, and authority to deliver this Agreement and the other Transaction Documents and to perform such Member’s obligations under this Agreement and the other Transaction Documents;

(b) This Agreement and the other Transaction Documents constitute the legal, valid, and binding obligation of such Member enforceable in accordance with its respective terms, except as the enforcement of such terms may be limited by bankruptcy and other laws of general application relating to creditors’ rights or general principles of equity;

(c) Neither this Agreement nor the other Transaction Documents violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default under any other agreement of which such Member is a party; and

(d) Such Member’s investment in Units in the Company is made for such Member’s own account for investment purposes only and not with a view to the resale or distribution of such Units.

Section 12.19 Tax Receivable Agreement(a) . The Tax Receivable Agreement shall be treated as part of this Agreement as described in Section 761(c) of the Code, and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

BT HOLDCO LLC

By:	/s/ Brandon Mintz
Name:	Brandon Mintz
Title:	Chief Executive Officer

Signature Page to BT HoldCo LLC Amended and Restated Limited Liability Company Agreement

BITCOIN DEPOT INC., as a Member

By:	/s/ Brandon Mintz
Name:	Brandon Mintz
Title:	President and Chief Executive Officer

Signature Page to BT HoldCo LLC Amended and Restated Limited Liability Company Agreement

BT ASSETS, INC., as a Member

By:	/s/ Brandon Mintz
Name:	Brandon Mintz
Title:	President

Signature Page to BT HoldCo LLC Amended and Restated Limited Liability Company Agreement

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Joinder

The undersigned agrees to become a party to the Amended and Restated Limited Liability Company Agreement of BT HoldCo LLC, a Delaware limited liability company, dated as of June 30, 2023 (the “Agreement”), and agrees to be bound by the terms and conditions of the Agreement as a Member.

MEMBER:

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By:

Its:

Address for Notices:

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